UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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JOHN BEAN TECHNOLOGIES CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 30, 2017

Dear JBT Corporation Stockholder:

It is my pleasure to invite you to attend the 2017 Annual Meeting of Stockholders of John Bean Technologies Corporation, which will be held on Friday, May 12, 2017 at 9:30 a.m., Central Time, at 70 West Madison Street, Suite 450, Chicago, Illinois. At the meeting, we will ask our stockholders to approve our nominees for directors; approve the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan (the “2017 Incentive Compensation Plan”); approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers described in the accompanying Proxy Statement; approve on an advisory basis the frequency of the advisory vote to approve named executive officer compensation; and ratify the appointment of KPMG LLP as our auditor for 2017. You may vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 16, 2017.

At our Annual Meeting, I will also report on our performance in 2016 and answer your questions. Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting. The Proxy Statement includes a description of our executive compensation program, which is designed to provide competitive, performance-based compensation that places a significant portion of our named executive officers’ compensation at risk. Our named executive officers’ at-risk compensation depends on our achievement of pre-approved performance measures designed to ensure we provide long-term value to our stockholders. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, our proxy requests an advisory vote from stockholders on our named executive officers’ compensation and an advisory vote on the frequency of the advisory vote from stockholders on our named executive officers’ compensation.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE 2017 INCENTIVE COMPENSATION PLAN, FOR THE NON-BINDING RESOLUTION REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, FOR EVERY ONE YEAR AS THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR AUDITOR.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend the Annual Meeting of Stockholders, please send written notification to our Corporate Secretary, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk for the meeting.

Stockholders may help us reduce printing and mailing costs and conserve resources by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

Sincerely,

Thomas W. Giacomini

Chairman of the Board

NOTICE OF THE 2017

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 12, 2017 at 9:30 a.m., Central Time

70 West Madison Street, Suite 450, Chicago, IL 60602

The 2017 Annual Meeting of Stockholders of John Bean Technologies Corporation will be held at the time and place noted above. At the meeting we will ask our stockholders to:

1.	Re-elect two directors, Thomas W. Giacomini and Polly B. Kawalek, each for a term of three years;

2.	Approve the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan;

3.	Approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers as described in the Proxy Statement for the 2017 Annual Meeting;

4.	Approve on an advisory basis the frequency of the advisory vote to approve named executive officer compensation;

5.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and

6.	Vote on any other business properly brought before the meeting or any postponement or adjournment thereof.

By Order of the Board of Directors

James L. Marvin

Executive Vice President, General

Counsel and Secretary

INFORMATION ABOUT VOTING

Who is soliciting my vote? — The Board of Directors (the “Board”) of John Bean Technologies Corporation (“JBT Corporation” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting. On March 30, 2017, we began to mail to our stockholders of record as of the close of business on March 16, 2017, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail or electronically delivered by e-mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice or e-mail instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report through the Internet. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail or e-mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the notice or e-mail.

What am I voting on? — The agenda for the Annual Meeting is to:

1.	Re-elect two directors: Thomas W. Giacomini and Polly B. Kawalek;

2.	Approve the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan (the “2017 Incentive Compensation Plan”);

3.	Approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers as described in this Proxy Statement;

4.	Approve on an advisory basis the frequency of the advisory vote to approve named executive officer compensation;

5.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and

6.	Conduct any other business properly brought before the meeting and any adjournment or postponement thereof.

Who can vote? — You can vote at the Annual Meeting if you were a holder of John Bean Technologies Corporation common stock (“Common Stock”) as of the close of business on March 16, 2017. Each share of Common Stock is entitled to one vote. As of March 16, 2017, we had 31,623,079 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, if you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote? — If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card. Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other nominee. You may vote your shares in one of the following ways:

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You can attend the Annual Meeting and cast your vote there if you are a stockholder of record as of the close of business on the record date or you have a proxy from the record holder designating you as the proxy.

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If you received printed proxy materials, you may submit your proxy by mail by signing, dating and returning your proxy card or voting instruction card prior to the Annual Meeting. If you do, the individuals named on the card will vote your shares in the way you indicate.

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You can vote by telephone or through the Internet in accordance with the instructions provided in the electronic distribution through e-mail, notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

If you hold your shares in street name (through a bank, broker or other nominee) it is critical that you cast your vote if you want it counted on Proposals 1, 2, 3 and 4. Proposals 1, 2, 3 and 4 are not routine matters, and therefore your bank or broker may not vote your uninstructed shares on Proposals 1, 2, 3 or 4 on a discretionary basis. As a result, if you hold your shares in street name, and you do not instruct your bank or broker how to vote on Proposals 1, 2, 3 or 4, no votes will be cast on those Proposals on your behalf. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Central Time on May 11, 2017. If you vote by telephone or through the Internet, you do not have to return a proxy card.

Who counts the votes? — Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting? — Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our outstanding shares of Common Stock as of March 16, 2017, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What is a broker non-vote? — If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return a proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the Annual Meeting but are counted for purposes of establishing a quorum at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on Proposal 5, the ratification of the appointment of our auditor, even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals? — The election of directors at the 2017 meeting will be an uncontested election. Accordingly, the election of directors will be determined by a majority voting standard. This means that a director nominee will be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Only votes “FOR” or “AGAINST” will affect the outcome. Abstentions and broker non-votes will be disregarded. The Nominating and Governance Committee has established procedures under which any incumbent director who is not elected shall offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days after the date of certification of the election results.

For the proposals for (i) approval of the 2017 Incentive Compensation Plan, (ii) approval, on an advisory basis, of a non-binding resolution regarding the compensation of our named executive officers, and (iii) ratification of our Audit Committee’s appointment of KPMG LLP as our independent public accounting firm for 2017, the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting will be required. Abstentions have the effect of a vote against such proposals, and broker non-votes have no effect on the outcome of the vote on such proposals. For the proposal for approval, on an advisory basis, of the frequency of the advisory vote to approve named executive officer compensation, the option that receives the highest number of votes of the shares present in person or represented by proxy and entitled to vote at the meeting will be deemed to be the preferred frequency selected by our stockholders. Abstentions and broker non-votes have no effect on the outcome of the vote on such proposal.

Could other matters be decided at the Annual Meeting? — As of the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and 2016 Annual Report on the Internet? — The Notice of Annual Meeting, Proxy Statement and 2016 Annual Report may be viewed and downloaded from the website www.envisionreports.com/JBT.

Can I revoke a proxy after I submit it? —You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Delivering a written notice revoking your proxy to our Secretary at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares prior to the cut-off for voting; or

•	Attending the Annual Meeting and voting in person.

Who can attend the Annual Meeting? — The Annual Meeting is open to all holders of Common Stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees and the orderly conduct of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting? — Yes, you will need an admission ticket or proof of ownership of Common Stock to enter the Annual Meeting. If your shares are registered in your name and you received the proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN JBT CORPORATION COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE ANNUAL MEETING.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

The Board of Directors currently consists of seven members. We have three classes of directors, each class being of as nearly equal size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2017 Annual Meeting will expire at the 2020 Annual Meeting.

The nominees for director this year are Thomas W. Giacomini and Polly B. Kawalek. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

Vote Required

The election of directors will be determined by a majority voting standard. This means that a director nominee will be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

The Board of Directors recommends a vote FOR the re-election of

Thomas W. Giacomini and Polly B. Kawalek.

Proposal 2: Approval of the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan

On February 16, 2017, the Board of Directors and the Compensation Committee approved the terms of the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan (the “2017 Incentive Compensation Plan”), subject to approval by the stockholders at the Annual Meeting.

The shares reserved for use under the Company’s current incentive plan, the Incentive Compensation and Stock Plan (the “2008 Incentive Compensation Plan”), are expected to be fully utilized by 2019. If approved by the stockholders at the Annual Meeting, the 2017 Incentive Compensation Plan will replace the 2008 Incentive Compensation Plan, and the 2008 Incentive Compensation Plan will remain in existence solely for the purpose of governing the terms of awards that have already been granted under the 2008 Incentive Compensation Plan. The Company will not grant any new awards under the 2008 Incentive Compensation Plan following stockholder approval of the 2017 Incentive Compensation Plan, and all unused shares available for grant at that time will be available for issuance under the 2017 Incentive Compensation Plan.

Reasons for Proposal

The Board of Directors recommends that stockholders vote “FOR” approval of the 2017 Incentive Compensation Plan for the following reasons:

Significant Element of Compensation. Equity and performance-based awards are a significant element of our compensation program.

Alignment with Stockholders’ Interests. We believe equity and performance-based awards align the interests of our employees, officers and directors with our stockholders and provide proper motivation for enhancing stockholder value. The 2017 Incentive Compensation Plan would increase our ability to achieve this objective by allowing for several different kinds of awards, including equity awards, which we believe will help us attract, retain, and motivate employees, officers and directors (or those who will become employees, officers and directors).

Determination of Share Amounts. In determining the terms of the 2017 Incentive Compensation Plan and the amount of the 2017 Incentive Compensation Plan share reserve, our Board of Directors considered the factors above and a number of other factors, including the following:

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Historical equity award burn rate. Our three-year average adjusted annual equity grant rate, or “burn rate,” for the 2014—2016 period was 2.51%, which was lower than Institutional Shareholder Services (“ISS”) maximum burn rate guidance of 2.99% for our industry classification (unadjusted burn rate of 1.00%). The adjusted burn rate equals the total number of shares granted in a given fiscal year multiplied by 2.5, divided by the weighted average shares outstanding in a given fiscal year (consistent with the methodology used by ISS). The unadjusted burn rate equals the total number of shares granted in a given fiscal year divided by the weighted average shares outstanding in a given fiscal year. In both cases, the burn rate represents a three-year average burn rate for the 2014—2016 period. We believe that our historical burn rate is reasonable and appropriate for a company of our size and in our industry.

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Current and projected overhang percentage. As of December 31, 2016, we had 1,409,184 shares of Common Stock subject to outstanding equity awards or available for future equity awards under the 2008 Incentive Compensation Plan, which represented approximately 4.72% of fully diluted common shares outstanding. The 1,000,000 new shares proposed to be included in the 2017 Incentive Compensation Plan share reserve would increase the overhang percentage by an additional 3.35% to approximately 8.08%.

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Anticipated duration. We currently estimate that the shares available for future awards under the 2017 Incentive Compensation Plan, if it is approved, will be sufficient for equity awards for approximately eight years. However, the duration of the shares available for future awards under the 2017 Incentive Compensation Plan may vary from the foregoing duration based on our stock price, participation rates, award sizes, award mix, share withholding or forfeiture rates, or plan design changes, among other factors.

Stockholder approval of the 2017 Incentive Compensation Plan is being sought in order to (1) meet the stockholder approval requirements of the New York Stock Exchange and (2) obtain approval of the material terms of the 2017 Incentive Compensation Plan, including performance criteria and individual award limitations, in order to qualify certain performance-based awards under the 2017 Incentive Compensation Plan as “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m)

The 2017 Incentive Compensation Plan authorizes the issuance of qualified “performance-based” compensation awards (both cash and stock-based) which are intended to meet the requirements of Section 162(m) of the Code for deductibility of executive compensation. To qualify, the “performance-based”

award must be subject to performance measures established by a committee or subcommittee comprised solely of two or more of the Company’s outside directors (in the case of the Company, the Compensation Committee). In addition, certain criteria must be satisfied and the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by, stockholders before the compensation is paid. While the Compensation Committee views preserving tax deductibility as an important objective, it believes the primary purpose of the Company’s compensation program is to support its strategy and the long-term interests of its stockholders. As such, the Compensation Committee may authorize awards under the 2017 Incentive Compensation Plan that are not tax deductible under Section 162(m) of the Code.

Highlights of 2017 Incentive Compensation Plan

A summary of the basic features of the 2017 Incentive Compensation Plan is set forth below. The summary is subject to the specific provisions contained in the full text of the 2017 Incentive Compensation Plan set forth in Appendix A to this Proxy Statement. The 2017 Incentive Compensation Plan is consistent in substance with the 2008 Incentive Compensation Plan, but with several key updates, including that the 2017 Incentive Compensation Plan:

•	includes a prohibition on the payment of dividends on unvested awards;

•	imposes a $360,000 limit on the value of awards that may be granted to any one participant who is a non-employee director during any calendar year;

•	eliminates the aggregate limit on the amount of awards to be settled in cash for all participants in any calendar year;

•	increases the limit on annual individual incentive awards that may be settled in cash from $3.2 million to $5.0 million;

•	eliminates liberal share recycling on options and stock appreciation rights; and

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clarifies that all awards under the 2017 Incentive Compensation Plan are subject to any recoupment policy of the Company or any right or obligation that the Company may have with respect to the clawback of incentive compensation.

The 2017 Incentive Compensation Plan also eliminates the provisions providing for the automatic grant of annual retainer awards to non-employee directors. Instead, annual awards to non-employee directors will be granted on a discretionary basis by the Board of Directors.

Summary of the Material Terms of the 2017 Incentive Compensation Plan

The 2017 Incentive Compensation Plan is designed to promote our success and enhance our value by linking the interests of certain of our officers, employees, directors and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. The 2017 Incentive Compensation Plan is further intended to provide flexibility in its ability to motivate, attract and retain officers, employees, directors and consultants upon whose judgment, interest and special efforts our business is largely dependent.

Eligibility

Officers, employees, directors and consultants of the Company or any of its affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from our company or our affiliates, who are or will be responsible for or contribute to the management, growth, or profitability of our business or the business of our affiliates, will be eligible to receive awards under the 2017 Incentive Compensation Plan. We currently have approximately 5,000 employees, including 8 executive officers, and 6 non-employee directors who would be eligible to receive awards under the 2017 Incentive Compensation Plan. As of December 31, 2016, there were 84 employees and 6 non-employee directors participating in the 2008 Incentive Compensation Plan.

Administration

The 2017 Incentive Compensation Plan will be administered by the Compensation Committee of our Board of Directors, except that the Board of Directors will be the administrator of the portion of the 2017 Incentive Compensation Plan applicable to non-employee Directors. The 2017 Incentive Compensation Plan provides for the grant of both nonqualified and incentive stock options, management incentive awards, stock appreciation rights, stock units, restricted stock units, restricted stock, and other equity-based awards.

Authorized Shares

The aggregate number of shares of Common Stock that may be delivered under the 2017 Incentive Compensation Plan will be limited to (i) 1,000,000 shares plus (ii) the number of shares of Common Stock that, on the effective date of the 2017 Incentive Compensation Plan, are available to be granted under the 2008 Incentive Compensation Plan but which are not then subject to outstanding awards under the 2008 Incentive Compensation Plan, plus (iii) the number of shares of Common Stock subject to outstanding awards under the 2008 Incentive Compensation Plan as of the effective date of the 2017 Incentive Compensation Plan, which are thereafter canceled, forfeited, returned to the Company or withheld to satisfy any applicable tax withholding obligation and become available for issuance in accordance with the terms of the 2017 Incentive Compensation Plan.

If any award is canceled or forfeited, or returned to the Company for failure to satisfy vesting requirements or other conditions of the award, or if any stock appreciation right is settled in cash, the shares of Common Stock subject to such awards will again be available for delivery in connection with awards under the 2017 Incentive Compensation Plan. If any shares of Common Stock are not delivered because the shares are used to satisfy any applicable tax withholding obligation, those shares will also not be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the 2017 Incentive Compensation Plan. Notwithstanding the foregoing and anything to the contrary in the 2017 Incentive Compensation Plan, shares subject to an option or stock appreciation right shall not again be made available for issuance under the plan if such shares are (a) shares used to satisfy the exercise price of an option or a stock appreciation right, including shares used to effect a “net exercise” in payment of an option or stock appreciation right exercise price requirement, (b) shares withheld by or delivered to the Company to satisfy any tax withholding obligation in connection with an option or stock appreciation right, (c) shares repurchased by the Company on the open market with the proceeds of the exercise price of an option, or (d) shares covered by a stock-settled stock appreciation right that were not issued upon the settlement of the award. The aggregate number of shares, kinds of awards, price of shares, and the maximum limitation upon any awards will be adjusted by the Compensation Committee in the event of certain corporate events or transactions, including, but not limited to, stock splits, mergers, consolidations, separations, including spin-off or other distribution of stock or property of the Company, reorganization, or liquidation, whether or not such transaction results in a change in the number of shares of our outstanding Common Stock.

Maximum Awards under the 2017 Incentive Compensation Plan

No participant in the 2017 Incentive Compensation Plan may be granted stock options and stock appreciation rights covering in excess of 400,000 shares of Common Stock in any calendar year. The maximum aggregate amount with respect to each management incentive award, award of performance units, award of stock units, award of restricted stock units, or award of restricted stock that may be granted or that may vest, as applicable, under the 2017 Incentive Compensation Plan in any calendar year for any individual participant is 400,000 shares of Common Stock.

The maximum aggregate amount with respect to management incentive awards to be settled only in cash that may be granted, or that may vest or become payable, as applicable, under the 2017 Incentive Compensation Plan in any calendar year for any individual participant is $5,000,000. This cash limitation applies separately from the number of shares limitation described above.

Additional Non-Employee Director Limitations

Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of all awards granted to any non-employee director during any single calendar year (excluding awards made at the election of the non-employee director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $360,000.

Awards

Restricted Stock. We may grant restricted stock awards under the 2017 Incentive Compensation Plan. Shares covered by a restricted stock award are restricted against transfer and subject to forfeiture and any other terms and conditions as the Compensation Committee determines, subject to the terms of the 2017 Incentive Compensation Plan. These terms and conditions may provide, in the discretion of the Compensation Committee, for the vesting of restricted stock awards to be contingent upon the achievement of one or more performance goals.

Performance Units, Stock Units or Restricted Stock Units. We may grant performance units, stock units or restricted stock units under the 2017 Incentive Compensation Plan. These performance units, stock units or restricted stock units will be payable in cash or shares of our Common Stock or a combination of the two as determined by our Compensation Committee. Unlike restricted stock awards, shares are not issued immediately upon the award of performance units, stock units or restricted stock units, but instead are issued upon the satisfaction of the terms and conditions specified by the Compensation Committee, subject to the terms of the 2017 Incentive Compensation Plan, including, if applicable, the achievement of performance goals. The Compensation Committee may also grant dividend equivalent rights with respect to performance units, stock units or restricted stock units, except that such dividend equivalent rights may only be settled in cash with respect to performance units, stock units or restricted stock units.

Management Incentive Awards. We may grant management incentive awards under the 2017 Incentive Compensation Plan which may be subject to performance- or service-based goals and that may be payable in cash, our Common Stock, restricted stock, or a combination of cash, Common Stock and restricted stock, as determined by the Compensation Committee.

Options. The 2017 Incentive Compensation Plan authorizes the grant of nonqualified stock options and incentive stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. The exercise of an option permits the participant to purchase shares of Common Stock from us at a specified exercise price per share. The term of any options that we may grant under the 2017 Incentive Compensation Plan may not exceed ten years. Vesting schedules and any other applicable restrictions approved by the Compensation Committee for options would be included in each option award agreement. Any options granted under the 2017 Incentive Compensation Plan would have an exercise price at least equal to the fair market value of our Common Stock on the date of grant. A participant exercising an option may pay the exercise price with cash, or, if approved by the Compensation Committee, with previously acquired shares of our Common Stock. The 2017 Incentive Compensation Plan provides that the term during which options may be exercised is determined by the Compensation Committee, except that no option may be exercised more than ten years after its grant date. The Compensation Committee may grant dividend equivalent rights to optionees, except that dividend equivalent rights on stock options cannot be conditioned on the grantee exercising the underlying stock option.

Stock Appreciation Rights. We may grant stock appreciation rights under the 2017 Incentive Compensation Plan either in tandem with options, or as stand-alone awards. The term of stock appreciation rights to be granted under the 2017 Incentive Compensation Plan may not exceed ten years. Tandem stock appreciation rights will be subject to the same vesting terms as the options to which they relate. The grant of a stock appreciation right shall be at an exercise price that is at least equal to the fair market value of a share of our Common Stock on the date of grant. Stock appreciation rights will permit a participant to receive cash or shares of our Common Stock, or a combination thereof, as determined by our Compensation Committee. The amount of cash or the value of the shares to be received by a participant will be equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the stock appreciation right exercise price, multiplied by the number of shares with respect to which the stock appreciation right is exercised.

Performance Measures under the 2017 Incentive Compensation Plan

The performance measures applicable to awards under the 2017 Incentive Compensation Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code are as follows: net revenue; net earnings (before or after taxes); operating earnings or income; absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, net contribution, equity, sales, or revenue); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); net operating profits; earnings before or after taxes, interest, depreciation, and/or amortization; earnings as a percentage of sales; earnings growth before or after taxes, interest, depreciation, and/or amortization; gross, operating, or net margins; revenue growth; book value per share; stock price (including, but not limited to, growth measures and total stockholder return); economic value added; customer satisfaction; market share; working capital; productivity ratios; operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction, operating efficiency, and employee satisfaction); and performance relative to peer companies. The Compensation Committee may provide in any award intended to be “qualified performance-based compensation” (as defined in the 2017 Incentive Compensation Plan) that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (a) restructurings, discontinued operations, foreign currency translation, acquisitions and dispositions and mark-to-market accounting, (b) charges relating to impairment and other unusual or nonrecurring charges (which includes gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225) and (c) a change in tax law or accounting standards, practices or policies. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code for qualification of the award as performance-based compensation.

Any of the above performance measures may be used to measure the performance of the Company as a whole, one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures as the Compensation Committee may deem appropriate.

Transferability of Options and Stock Appreciation Rights

Options and stock appreciation rights will be nontransferable other than by will or the laws of descent and distribution or, at the discretion of our Compensation Committee, under a written beneficiary designation and, in the case of a nonqualified option, in connection with a gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant’s lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative, or beneficiary.

Change in Control

In the event we undergo a “change in control” (as that term is defined in the 2017 Incentive Compensation Plan), the effect of the “change in control” upon an outstanding award will be governed by the terms of the notice governing the award.

Amendments and Termination

Our Compensation Committee may at any time amend or terminate the 2017 Incentive Compensation Plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of participants as they relate to outstanding options or awards without the participant’s consent. No amendment to the 2017 Incentive Compensation Plan will be made without the approval of our stockholders to the extent such approval is required by applicable law or stock exchange rules, or, to the extent such amendment increases the number of shares available for delivery under the Plan. Except as set forth in Section 4.1 of the 2017 Incentive Compensation Plan (pertaining to certain corporate events and transactions), no amendment to the 2017 Incentive Compensation Plan will be made without the approval of our stockholders to lower the exercise price of a stock option or stock appreciation right after it is granted, cancel a stock option or stock appreciation right when the exercise price per share exceeds the fair market value of a share of Common Stock in exchange for cash or other award or take any other action with respect to a stock option or stock appreciation right that would be treated as a repricing under the New York Stock Exchange rules. With respect to any awards granted to an individual who is employed or providing services outside of the United States and who is not compensated from a payroll maintained in the United States, the Compensation Committee may, in its sole discretion, modify the provisions of the 2017 Incentive Compensation Plan as they pertain to the individual to comply with applicable foreign law, accounting rules or practices.

New Plan Benefits

No awards have been granted, and no specific plans have been made for the grant of future awards, under the 2017 Incentive Compensation Plan. If the 2017 Incentive Compensation Plan is approved by our stockholders, the grant of any awards under the 2017 Incentive Compensation Plan will be at the discretion of the Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Certain U.S. Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of awards granted pursuant to the 2017 Incentive Compensation Plan. State, local and foreign tax consequences may differ. The rules concerning the federal income tax consequences of awards granted and to be granted pursuant to the 2017 Incentive Compensation Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the United States federal income tax consequences with respect to such grants. In addition, the following discussion does not describe any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. A participant who is granted an incentive stock option will not recognize income on the grant or exercise of the option. However, the difference between the exercise price and the fair market value of the shares on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an incentive stock option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of the incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

The general rule is that gain or loss from the sale or exchange of Common Stock acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition in an amount equal to the lesser of (i) the fair market value of such share on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), we generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Gain recognized on a disposition in excess of the ordinary income resulting therefrom will be capital gain.

Nonqualified Stock Options. A participant generally is not required to recognize income on the grant of a nonqualified stock option. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option is exercised. In general, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price.

Stock Appreciation Rights. A participant generally is not required to recognize income on grant of a stock appreciation right. At the time of exercise, however, the participant recognizes ordinary income equal to any cash received and the fair market value of any Common Stock received. This income is subject to income and employment tax withholding.

Restricted Stock. Restricted stock awarded under the amended and restated 2017 Incentive Compensation Plan will be subject to a “substantial risk of forfeiture” for the period of time specified in the award. Unless a participant who is granted restricted shares makes an election under Section 83(b) of the Code as described below (a “Section 83(b) Election”), the participant is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted shares on that date over the amount, if any, paid for those shares. If a participant makes a Section 83(b) Election, he or she will recognize ordinary income on the date the restricted stock is awarded equal to the fair market value of the shares on the date of award minus the amount, if any, paid for the shares. In that case, the participant will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses. Any income the participant recognizes from a grant of restricted stock is subject to income and employment tax withholding.

Performance Units, Stock Units or Restricted Stock Units. The grant of a performance unit, stock unit or restricted stock unit generally does not generate taxable income to a participant. Any cash and the fair market value of any Common Stock received as payment in respect of a performance unit, stock unit or restricted stock unit will constitute ordinary income to the participant. The participant’s income is subject to income and employment tax withholding.

Deductibility by the Company. We generally are not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, we will be entitled to a deduction equal to the amount of ordinary income so recognized. In the case of any other award, we generally will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Payment of Withholding Taxes. We have the right to withhold or require a participant to remit to us an amount sufficient to satisfy any federal, state, local, or foreign withholding tax requirements on any grant or exercise made under the 2017 Incentive Compensation Plan. However, to the extent permissible under applicable tax, securities, and other laws, the Compensation Committee may, in its sole discretion, permit the participant to satisfy a tax withholding requirement by delivering shares of Common Stock that the participant previously owned or directing us to apply shares of Common Stock to which the participant is entitled as a result of the exercise of an option or the lapse of a period of restriction, to satisfy such requirement.

Compliance with Section 409A of the Code. Section 409A of the Code generally provides that if a deferred compensation plan or arrangement does not comply with the requirements of Section 409A of the Code relating to distributions of benefits, prohibitions on acceleration of payment, and timing of deferral elections, then the compensation payable under such plan or arrangement will be included in gross income in the first taxable year of the recipient in which the compensation is not subject to a substantial risk of forfeiture. Failure to comply with Section 409A of the Code may also result in an additional 20% tax to the recipient of the award and interest on underpayment of tax at a higher than normal rate.

Certain Other Tax Issues. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain covered employees to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2017 Incentive Compensation Plan has been designed with the intention of allowing the grant of awards that qualify under an exception to the deduction limit of Section 162(m) of the Code for qualified performance-based compensation. Furthermore, if the exercisability or vesting of any award is accelerated because of a change in control, such award (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code that may be subject to excise taxes. Officers and directors subject to

Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences of their awards. The 2017 Incentive Compensation Plan is not subject to any requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2017 Incentive Compensation Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR approval of the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan

Proposal 3: Advisory Vote on Named Executive Officer Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are seeking an advisory vote on a non-binding resolution from our stockholders on the compensation of our executive officers whose compensation is included in the Summary Compensation Table of this Proxy Statement (our “named executive officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement.

At our Annual Meeting held in 2016, our stockholders approved the compensation of our named executive officers as disclosed in our 2016 Proxy Statement in a non-binding “say on pay” vote by over 99% percent of the votes cast. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinion of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We hold an advisory “say on pay” vote every year based on a previous advisory vote and will be conducting another frequency vote at this year’s Annual Meeting.

As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to attract and retain talented individuals and motivate them to create long-term stockholder value by achieving performance objectives and strategic goals and appropriately managing risk. Our program is designed to:

•	Closely link compensation with company financial performance targets and achievement of individual objectives

•	Drive our key business strategies

•	Align the interests of our executives with our stockholders

•	Provide competitive compensation opportunities that attract and retain talented people

In the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” we describe our executive compensation programs in more detail, including the philosophy and business strategy underpinning the programs, the individual elements of the compensation programs, and information about how our compensation plans are administered. We encourage stockholders to review this section of the Proxy Statement.

Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives linked to financial performance metrics. We have chosen the selected metrics to align the compensation of our named executive officers to our business strategy.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure a close alignment between our business strategy and executive compensation opportunities. Over the past several years, under the leadership of our Compensation Committee, we have made a number of modifications to the structure of our executive compensation programs to ensure that the proportion of short- and long-term annual incentive compensation that is based upon objective business performance results has remained significant, and maintain a close alignment between business performance measures for incentive compensation awards and our company’s core strategic objectives.

For 2016, the Compensation Committee set financial performance target levels for short-term incentive compensation awards that required significant year-over-year improvement from extremely strong 2015 results. The financial performance target levels set by the Compensation Committee for the long-term incentive compensation awards with the three-year performance period, beginning in 2016, will also require significant and sustained improvement over our 2015 results.

As illustrated by these actions, the Compensation Committee has strived to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. Our Compensation Committee and the Board of Directors believes that the policies and programs described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our strategic objectives and have contributed to our positive financial performance.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and narrative descriptions that accompany those tables in this Proxy Statement, is hereby approved.

Effect of Proposal

Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors and will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The Board of Directors and the Compensation Committee value the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and the Compensation Committee will carefully consider the outcome of the advisory vote on named executive officer compensation and those opinions when making future compensation decisions.

Proposal 4: Advisory Vote on Frequency of the Advisory Vote on Named Executive Officer Compensation

The following proposal gives our stockholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote on the compensation of our named executive officers (“Say on Pay”). By voting on this proposal, stockholders may indicate whether they prefer that we hold a Say on Pay vote every one, two, or three years. We are required to hold an advisory stockholder vote to determine the frequency of our Say on Pay advisory vote at least once every six years.

After careful consideration of this proposal and various arguments supporting each frequency level, the Board of Directors recommends that stockholders vote for holding a Say on Pay vote EVERY ONE YEAR for a number of reasons, including the following:

•

An annual Say on Pay advisory vote will allow us to obtain stockholder input on our executive compensation program on a more consistent basis which aligns closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices;

•

A one year frequency provides the highest level of accountability and communication by enabling the Say on Pay advisory vote to correspond with the most recent executive compensation information presented in our Proxy Statement for the annual meeting;

•

A longer approach may make it more difficult for the Compensation Committee to understand and respond to the voting results because it may be unclear whether the stockholder vote pertains to the most recent executive compensation information presented in our proxy statement or to pay practices from the previous two years or both; and

•	Holding Say on Pay advisory votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee.

Vote Required

The proxy card provides stockholders with the opportunity to choose among four options: holding the Say on Pay advisory vote every one, two or three years, or abstaining. Your vote is not intended to approve or disapprove the recommendations of the Board of Directors. Rather, the frequency of voting receiving the most votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter in its favor will be considered the stockholders’ preferred frequency for future Say on Pay advisory votes.

The Board of Directors recommends a vote FOR a frequency of EVERY ONE YEAR as the frequency of the advisory vote on named executive officer compensation.

Effect of Proposal

Stockholder approval of holding the Say on Pay advisory vote every one, two or three years will not be binding on the Company or the Board of Directors. The final decision on the frequency of the Say on Pay advisory vote remains with the Board of Directors and its committees.

The Board of Directors values the opinions of our stockholders as expressed through their vote and other communications. Although the vote is non-binding, the Board of Directors and the Compensation Committee will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of Say on Pay advisory votes.

Proposal 5: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent public accountants since our inception in July 2008. The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as the independent auditors for us for the fiscal year ending December 31, 2017. For 2015 and 2016, KPMG LLP’s fees were as follows:

	$(000s)
	2015	2016
Audit Fees (1)	2,060	2,732
Audit-Related Fees (2)	6	0
Tax Fees (3)	3	15
All Other Fees (4)	1	0

Total	2,070	2,747

(1)	Audit Fees consist of fees for the annual audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q. A portion of the 2016 Audit Fee amount shown above represents certain Audit Fees for the 2015 fiscal year that were not billed and paid until after the publication of the 2016 proxy statement. This amount equals $585,000.

(2)	Audit-Related Fees are assurance and related services that are traditionally performed by the independent auditor.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.
(4)	All Other Fees include fees for tax services for expatriates and miscellaneous services.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services which have an increased potential of impairing the auditor’s independence. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP summarized in the table above during 2015 and 2016.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017.

BOARD OF DIRECTORS

Nominees for Directors

Class III - Term Expiring in 2017

Thomas W. Giacomini Principal Occupation: Chairman of the Board, President & Chief Executive Officer of JBT Corporation Age: 51 Director Since: 2013

Mr. Giacomini became the Company’s President and Chief Executive Officer in September 2013 and was elected Chairman of the Board in May 2014. Prior to joining the Company, he served as Vice President (since February 2008) of Dover Corporation, a diversified global manufacturer, and President and Chief Executive Officer (since November 2011) of Dover Engineered Systems. Prior to serving in these roles, Mr. Giacomini served as President (from April 2009 to November 2011) and Chief Executive Officer (from July 2009 to November 2011) of Dover Industrial Products and President (from October 2007 to July 2009) of Dover’s Material Handling Platform. Mr. Giacomini joined Dover in 2003 following its acquisition of Warn Industries, an industrial manufacturer specializing in vehicle performance enhancing equipment. During his tenure at Warn Industries he held a variety of leadership roles including President and Chief Operating Officer. Prior to joining Warn Industries, Mr. Giacomini held various roles at TRW, Inc. Mr. Giacomini served as a director of Clarcor, Inc. from August 2015 through February 2017. Mr. Giacomini holds an MBA from Northwestern’s Kellogg School of Management and a Bachelor’s degree in Mechanical Engineering from University of Michigan (Dearborn). Mr. Giacomini’s experience as a senior executive officer of a large and diversified global manufacturing company brings to the Board a managerial and operating perspective gained from his experience managing the risks, implementing the strategies and spearheading growth initiatives of a larger global company.

Class III - Term Expiring in 2017

Polly B. Kawalek Principal Occupation: Retired President of PepsiCo’s Quaker Foods Division, an international manufacturer of branded products Age: 62 Director Since: 2008

Ms. Kawalek retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo. She served as President of PepsiCo’s Quaker Foods division from 2002 until her retirement. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000 she served as President of its Hot Breakfast division. Ms. Kawalek currently serves as a director of Elkay Manufacturing Company. Ms. Kawalek served as a director of Martek Biosciences Corp. from 2005 until February 2011 and as a director of Kimball International, Inc. from 1998 until January 2009. Ms. Kawalek brings twenty-five years of food industry experience to our Board from her roles at Quaker Oats, both prior and subsequent to its acquisition by PepsiCo. Ms. Kawalek’s insights into research and development, product innovation and marketing bring our Board key perspectives for strategic planning.

Directors Continuing in Office

Class I - Term Expiring in 2018

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway, an oil and gas exploration company Age: 66 Director Since: 2008

Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, Exxon Mobil Norway, from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations and from 1988 to 1990, Ms. Devine served as manager, security planning for Mobil. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine currently serves on the Board of Director of Valeo. Ms. Devine also serves on the Boards of Directors of the Georgetown Visitation Preparatory School since 2013. Ms. Devine is a member of the Council on Foreign Relations. Ms. Devine served as a director of Det Norske Veritas (DNV) from 2000 to 2010 and Aquatic Energy LLC from 2010 to February 2012. Ms. Devine also served on the boards of FMC Technologies, Inc. from 2005 to 2016 and Technip from 2011 to January 2017. Ms. Devine’s experience in international affairs and her knowledge of the Federal government that result from her fifteen years of government service, including posts in the White House, the American Embassy in Paris, France and the Department of Justice, as well as her current role as a member of the Council on Foreign Relations, are assets to our businesses that market and sell to the U.S. government and navigate international trade issues. Ms. Devine’s service on the Board of Directors of our predecessor, FMC Technologies, Inc., beginning in 2005 also brought to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Class I - Term Expiring in 2018

James M. Ringler

Principal Occupation: Chairman of the Board of Teradata Corporation, a data warehousing and analytic technologies company, and Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 71

Director Since: 2008

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler has served as Chairman of the Board of Teradata Corporation since September 2007 and he has been a member of the Boards of Directors of The Dow Chemical Company since 2001, Autoliv, Inc. since 2002, and FMC Technologies, Inc. since 2001 (which became TechnipFMC plc in 2017). Mr. Ringler served on the Board of Directors of Ingredion Incorporated from 2001 to 2014. Mr. Ringler serves as chairman of Autoliv’s compensation committee and serves on the audit committees of Autoliv, Dow Chemical and TechnipFMC plc (where he also serves as a compensation committee member). Mr. Ringler brings a broad perspective to our Board from his past experience and his current service on the boards and key committees of a number of large public companies, including those described above. Additionally, MR. Ringler’s experience as a chief executive and board chairman provide the Board with significant experience in its evaluations of risks and opportunities facing our company. Mr. Ringler’s service on the Board of Directors of our predecessor, FMC Technologies, Inc., beginning in 2001 also brings to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Class II - Term Expiring in 2019

Edward (Ted) L. Doheny II Principal Occupation: President and Chief Executive Officer of Joy Global, Inc., an industrial mining machinery business Age: 54 Director Since: 2012

Mr. Doheny has served as the President and Chief Executive Officer of Joy Global, Inc. since December 2013. Previously he served as an Executive Vice President of Joy Global, Inc. and President and Chief Operating Officer of Joy Mining Machinery (positions he assumed in 2006), where he had global responsibility for the company’s underground mining machinery business. Prior to joining Joy Global, Mr. Doheny spent 21 years with Ingersoll-Rand Corporation, where he held a variety of senior executive positions domestically and internationally, including President of Industrial Technologies from 2003 to 2005 and President of Air Solutions from 2000 to 2003. Mr. Doheny brings 25 years of industrial equipment industry experience to our Board from his roles at Joy Global and Ingersoll Rand. Mr. Doheny’s executive officer positions bring to our Board expertise and experience of an acting president and chief executive officer of a world leading manufacturer of highly mechanized equipment and systems delivered directly to markets all over the world.

Class II - Term Expiring in 2019

Alan D. Feldman Principal Occupation: Former Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company Age: 65 Director Since: 2008

Mr. Feldman served as President and Chief Executive Officer of Midas, Inc. from January 2003 until May 2012 and as its Chairman from May 2006 until May 2012. Prior to joining Midas in January 2003, Mr. Feldman held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001. From 1983 through 1994, Mr. Feldman was with PepsiCo, where he served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut, Mr. Feldman was named Senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993. Mr. Feldman has served on the Board of Directors of GNC Holdings, Inc. since July 2013, the Board of Directors of Foot Locker, Inc. since May 2005 and on the Board of Directors of the University of Illinois Foundation since September 2012 (where he also serves as Chair-Elect). Mr. Feldman has a significant amount of expertise in the fast-food, quick-serve and snack food industries, a significant market for our JBT FoodTech division, as a result of his senior management positions with McDonald’s and PepsiCo’s Frito-Lay and Pizza Hut operating units as described above. Additionally, his experience as the Chief Financial Officer of Pizza Hut allows him to make significant contributions to the Board’s Audit Committee, and his former role as CEO and Chairman of Midas, Inc. provides our Board with the expertise and experience of a former chief executive officer and board chairman of an international retail, parts and services business.

Class II - Term Expiring in 2019

James E. Goodwin

Principal Occupation: Chairman of the Board of Federal Signal Corporation, a manufacturer of emergency audio and visual warning device systems, and Retired Chairman of the Board and Chief Executive Officer of UAL Corporation, parent corporation of United Airlines, an international air transportation company

Age: 72

Director Since: 2008

Mr. Goodwin served as Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001. Mr. Goodwin served as President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President-Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995. Mr. Goodwin has served on the Boards of Directors of AAR Corp. since April 2002 and Federal Signal Corporation since October 2005 (where he currently serves as lead independent director). Mr. Goodwin serves on the Advisory Board of Wynnchurch Capital, a private equity firm, and serves on the Boards of Directors of two of their portfolio companies, Burtek Enterprises, Inc. and Northstar Aerospace, Inc., since March 2013. Mr. Goodwin’s thirty-four years of operational and management experience in the airline industry, including in the positions described above at United Airlines and its parent, UAL Corporation, allow him to provide unique insight into the aviation industry generally and are especially critical to our JBT AeroTech division. Additionally, Mr. Goodwin’s experience as a chief executive and board chairman of UAL Corporation and United Airlines, as well as his current service as a director and as a member of the audit committee of AAR Corp., an aviation support company, and his experience as chairman of the board of Federal Signal Corporation adds to the insights he brings to our Board regarding opportunities in the aviation industry, to our Board’s Audit Committee and more generally in assessing and evaluating risks and opportunities facing our company.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

Meetings

Our Board of Directors held 7 meetings during 2016. Each director attended at least 75% of the meetings of the Board. In addition, each of our directors attended all of the meetings of the committees on which he or she served during 2016. The Board of Directors has scheduled a board meeting on the day of the 2017 Annual Meeting of Stockholders, and the Company encourages Board members to attend the Annual Meeting of Stockholders. All of our Board members attended the 2016 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print to stockholders upon request submitted to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

The following table provides 2016 meeting and membership information for each of the Board’s committees:

	Meetings	Devine	Feldman	Goodwin	Kawalek	Ringler	Doheny
Audit	8	∎	🌑	∎
Compensation	3				∎	∎	🌑
Nominating and Governance	2	∎	∎	∎	🌑	∎	∎

🌑	Committee Chair
∎	Committee Member

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external independent auditor, including their appointment, compensation, retention or termination, and oversight;

•

review and discuss with management, our Vice President of Internal Audit and our independent auditor the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect our financial statements;

•	review of the scope, planning and staffing of the prospective audit and approval of estimated fees therefor;

•	resolution of disagreements between management and our independent auditor regarding financial reporting;

•	oversight over accounting and financial reporting processes associated with the preparation of our financial statements and filings with the Securities and Exchange Commission;

•	review of reports by management and legal counsel relating to litigation and compliance with laws, internal policies and controls that are material to our financial statements;

•	review and assess our financial and accounting organization and internal controls;

•	review policies with respect to major risk assessment and risk management practices designed to monitor and control exposure to such risks;

•	review of matters associated with auditor independence and approval of non-audit services; and

•	oversight over “whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Vice President of Internal Audit after most Audit Committee meetings (4 such sessions were held following Audit Committee meetings in 2016).

The Board of Directors has determined that all of the members of the Audit Committee (C. Maury Devine, Alan D. Feldman and James E. Goodwin) (i) are independent directors as defined by the New York Stock Exchange listing rules and satisfy the enhanced independence criteria required for audit committee service under Securities and Exchange Commission rules and the New York Stock Exchange listing rules and (ii) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter include:

•	reviewing succession plans for the Chief Executive Officer and other primary executive officers annually, and reporting to the full Board on succession planning and management development;

•

administering our Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”), approving and administering other equity compensation plans and reviewing our overall compensation philosophies to ensure policies appropriately link management interests with those of stockholders and mitigate risks;

•	approving the peer group used for compensation and relative performance comparisons and ensuring our pay programs are competitive and enable us to attract, retain and motivate top talent;

•	reviewing all new employee benefit plans, fringe benefits and payroll practices and approving mergers, consolidations, split-ups, spin-offs or terminations of such plans;

•

reviewing and approving the short- and long-term performance goals and individual objectives (as it relates to the Chief Executive Officer) compared to incentive plan terms and total incentive compensation amounts to be paid to executive officers, and reviewing, approving and administering policies and agreements permitting recovery of executive officer compensation in the event of a restatement of our financial results;

•	appointing members of the Employee Benefits Plan Committee and periodically reviewing the actions taken by that committee;

•

approving all executive officer contracts, periodically reviewing executive officer perquisites and executive severance arrangements, hedging and pledging policies, and establishing and monitoring compliance with executive stock ownership guidelines;

•	recommending to the full Board changes to compensation for non-employee directors; and

•

reviewing management’s Compensation Discussion and Analysis to be included in our annual proxy statement, issuing its report on executive compensation for inclusion in our annual report or proxy statement, reviewing and recommending for Board approval the frequency of advisory votes on executive compensation (“say-on-pay”), and reviewing the results of say-on-pay resolutions and the input received from our stockholders engagement efforts, and considering any implications thereof.

The Board of Directors has determined that all of the members of our Compensation Committee (Edward L. Doheny, II, Polly B. Kawalek and James M. Ringler) are independent directors as defined by the New York Stock Exchange listing rules and satisfy the enhanced independence criteria required for compensation committee service under Securities and Exchange Commission regulations and the New York Stock Exchange corporate governance listing standards.

Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of these responsibilities, and our Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an internationally recognized executive compensation consulting firm, as the Committee’s independent compensation consultant for 2016. For 2016, the Compensation Committee’s engagement agreement with Meridian provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. In addition, Meridian’s engagement for 2016 included the provision of incentive compensation plan design advice as well as advising on the Company’s compensation peer group. In connection with its engagement of Meridian in 2016, the Compensation Committee considered various factors bearing upon Meridian’s independence including, but not limited to, the amount of fees received by Meridian from the Company as a percentage of Meridian’s total revenue, Meridian’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship with any member of the Compensation Committee or management that could impact Meridian’s independence. After reviewing these and other factors, the Compensation Committee determined that Meridian was independent and that its engagement did not present any conflicts of interest. Meridian also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

The Compensation Committee annually reviews executive pay, peer group selection criteria, compensation design practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. When determining compensation levels for executive officers for 2016, the Compensation Committee utilized compensation survey data that was supplied by Meridian. For purposes of this survey, a group of peer companies was selected by our management, reviewed by Meridian and approved by the Compensation Committee. The list is reviewed prior to each compensation survey by the Compensation Committee to ensure continuing relevancy of the peer group considering the size and financial performance of the proposed companies. With each survey, the Compensation Committee’s independent consultant collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group, utilizing regression analysis to develop size-adjusted values for companies with varying revenue size and to provide relevant comparisons. For our Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents, the Compensation Committee also reviews data compiled annually by Meridian from proxy statement filings by peer group companies to assess pay levels and design practices for comparable executive officers.

Based on the survey market data and the additional data from public filings, the Compensation Committee reviewed the appropriateness of management’s recommendations for each of our executive officer’s base pay, annual management incentive plan bonus and annual long term incentive plan award for 2016. The Compensation Committee allocated total annual compensation to our executive officers among the various elements of short-term cash (base pay and management incentive plan bonus) and long-term compensation (equity incentive awards) to approximate the market 50th percentile levels and mix identified in the survey results and in the data obtained from public filings.

The Compensation Committee also periodically reviews non-employee director compensation to ensure that the amount of compensation provided to non-employee directors is within appropriate parameters. A survey was commissioned by the Compensation Committee in 2015 in connection with its review of 2016 non-employee director compensation. The companies included within the survey were selected by our management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for total compensation awards to our named executive officers. The Compensation Committee also has the authority to recommend to the Board of Directors the amount of compensation to be paid to our non-employee directors. Our Chief Executive Officer participated this year in the compensation decisions for the other named executive officers. He did not have a role in setting his own base pay, annual management incentive plan compensation or the size of his annual long-term incentive plan award. Our former and current Executive Vice President, Human Resources officers, working with Meridian, provided recommendations for each executive’s base pay, annual management incentive plan bonus and annual long-term incentive plan award for the Compensation Committee’s review. Our Chief Financial Officer, our Executive Vice President, Corporate Development and our Director, Financial Planning & Analysis also provided the Compensation Committee with information related to our financial performance against our objectives. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for long-term performance-based incentive compensation awards.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified candidates for vacancies on the Board in accordance with criteria established by the Board;

•	identifying and recommending nominees for the Board of Directors to be submitted for election at the Annual Meeting;

•	making recommendations to the Board of Directors concerning the membership of Board committees and committee chairpersons;

•

developing and recommending to the Board of Directors a set of Corporate Governance Guidelines, reviewing them annually, and making recommendations to the Board from time to time regarding matters of corporate governance;

•

recommending to the Board of Directors in the event of an emergency, a temporary replacement of the Chief Executive Officer or any other primary executive officer, in accordance with the applicable succession plan;

•	reviewing our ethics policy annually and recommending changes to the Board of Directors;

•

annually reviewing and evaluating all relationships between non-employee directors and our company and making recommendations to the Board of Directors regarding the assessment of each non-employee director’s independence;

•	monitoring orientation and training needs of the directors and making recommendations regarding director training programs and advising the Board on emerging governance trends; and

•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board and its committees.

The Board of Directors has determined that all of the members of the Nominating and Governance Committee (C. Maury Devine, Edward L. Doheny II, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek and James M. Ringler) are independent directors as defined by the New York Stock Exchange listing rules.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to: Executive Vice President, General Counsel and Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2018 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2018 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-employee directors be active or retired senior executives, preferably chief executive or chief operating officers of publicly-held companies. In addition, the corporate governance principles provide that our non-employee directors also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 16, 2017 meeting. Six of our seven directors who served on our Board in 2016 were non-employee directors. Our Chairman, President and Chief Executive Officer, Thomas W. Giacomini, is our single employee director. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the six non-employee directors who served on our Board in 2016 are affiliated or employed. The only transaction, relationship and arrangement of this nature that exists and was reviewed by the Nominating and Governance Committee was the continuing service by C. Maury Devine (ending May 2016) and James M. Ringler as members of the Board of Directors of the former FMC Technologies, Inc., the company from which we separated in a spin-off transaction in July 2008. In January 2017, Technip and FMC Technologies, Inc. merged into TechnipFMC plc, and Mr. Ringler is a member of that company’s board. Ms. Devine resigned from the FMC Technologies, Inc. board in May 2016 when the merger was announced and completed her service on the Technip board at the closing of the merger. FMC Technologies, Inc., now known as TechnipFMC plc, and JBT Corporation are parties to certain agreements that pertain to the separation of the operations of the two companies and which address, among other things, continuing indemnification obligations between the two companies, intellectual property licensing arrangements, and sales distributor agreements. Although the Board has not adopted categorical standards of materiality, this relationship was not deemed to be material or as impacting the independence of our non-employee directors.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-employee members (C. Maury Devine, Edward L. Doheny II, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek and James M. Ringler) satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees, and all of the members of the Compensation Committee satisfy the enhanced independence criteria required for members of compensation committees, under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. James E. Goodwin was selected by the Board of Directors to serve as the presiding “lead independent director” for these executive sessions during 2016, and was re-selected to serve in that capacity for 2017.

Stockholder Communications to the Board

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding “lead independent director” for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Lead Independent Director, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. The lead independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Board Leadership Structure

In May 2014, our President and Chief Executive Officer, Thomas W. Giacomini, was elected Chairman of the Board. In its determination that Mr. Giacomini should serve in this role, our Board believed that Board independence and oversight of management were effectively maintained through the Board’s composition, committee system and policy of having regular executive sessions of non-employee directors. A combined Chief Executive Officer and Chairman role serves as an effective bridge between the Board and our management, and provides strong unified leadership of the Company. The Board retains the authority to modify its Board leadership structure to address our Company’s circumstances and advance the best interests of the Company and its stockholders as and when appropriate. The Board believes the role of Chief Executive Officer and Chairman, together with the role of the lead independent director, provides an appropriate balance in the Company’s leadership. Our Corporate Governance Guidelines provide for the annual election of a lead independent director by a majority of the non-employee directors. The lead independent director chairs executive sessions of independent directors, which our Corporate Governance Guidelines require to occur at least annually in conjunction with regularly scheduled Board meetings. Our independent directors typically meet in an executive session at the conclusion of each of our regularly scheduled Board of Director meetings and following that meeting our lead independent director provides feedback to our Chief Executive Officer to the extent desired by the independent directors. The Board’s annual self-evaluation includes questions regarding the Board’s opportunities for open communication and effectiveness of executive sessions. Our Corporate Governance Guidelines limit employee members of the Board to two seats. Our Chairman of the Board, President and Chief Executive Officer is the only member of management currently serving on our Board. Currently all other members of our Board are independent. Our three Board committees are comprised entirely of independent directors and each committee has regular interaction with our senior management in establishing their agendas and obtaining information from our Company’s operations.

Diversity

Our Corporate Governance Guidelines provide that Board members will be selected based on integrity, successful business experience, stature in their own fields of endeavor, and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines further state that consideration should also be given to candidates with experience in the Company’s lines of business and leadership in such areas as government service, academia, finance and international trade. We have from time to time engaged the services of an executive search firm to help us identify qualified Board candidates meeting these criteria and specifically seek director candidates who helped us meet the following parameters: experience in the food, airline or airfreight industries; industrial manufacturing background; international business exposure; financial expertise; added to the diversity of our Board; possessed chief executive officer or senior P&L management skills; experience on public company boards; and a sophisticated understanding of M&A transactions and integration into existing businesses. We believe we have achieved a diversity of perspectives with our current Board membership, which consists of directors who are holding or have held a variety of senior management level positions and have extensive public company board experience, broad experience across the industries in which we conduct business, international business expertise and State and Federal government service. For more information regarding the background, experience and attributes of our directors, please refer to the complete biographies of our directors that appear under “Board of Directors” in this Proxy Statement.

Role of Board in Risk Oversight

As part of its general oversight over the management of the Company, our Audit Committee periodically reviews assessments prepared by our management of the primary risks relevant to our business and the mitigation actions we implement to address these risks. The role of the Board in risk oversight is to provide guidance to management through its Audit Committee, based upon their experience and perspectives, regarding the overall effectiveness of its strategies to monitor and mitigate those risks. During Board meetings, the Board periodically receives reports directly from the Division Presidents for each of our divisions; these updates provide our Board with a more detailed understanding of the strategies of each of our divisions and the opportunities and risks that they face. Management also provides the Board with periodic reports regarding its enterprise risk management programs, our internal audit program, our code of ethics and compliance training programs and our internal control assessments. Our Audit Committee also receives a quarterly update from our Executive Vice President, General Counsel and Secretary regarding material litigation and legal loss contingencies involving the Company as well as reports to our employee hotline.

In addition, our Compensation Committee periodically reviews assessments prepared by Meridian of potential risks associated with our compensation programs and determines whether our compensation policies and practices adequately and effectively mitigate those risks. The Compensation Committee reports its findings and recommendations, if any, to the Board.

Director Compensation

For 2016, each of our non-employee directors received an annual retainer of $70,000. This annual retainer is structured to provide each non-employee director with the option to receive 0%, 50%, or 100% of the value of the retainer in the form of restricted stock units, provided a timely election to receive restricted stock units is made by a non-employee director, and the option to elect to receive any remainder in cash, payable in quarterly installments. Restricted stock units granted as part of the 2016 retainer had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest in May 2017. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the Director Compensation Table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-employee directors of restricted stock or restricted stock units of equivalent value. Our practice is to make these awards on May 1 of each year. On May 1, 2016, we awarded each of our non-employee directors restricted stock units with a value of $110,000, which is included in the amount contained in column (c) of the Director Compensation Table below. These awards will also vest in May 2017.

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each non-employee director’s annual retainer to be met within three years of their appointment to the Board, and each of our non-employee directors who are currently subject to this requirement is in compliance with the ownership requirements. Beginning with the 2017 awards, non-employee directors who meet the ownership guidelines will be able to elect whether to have the restricted stock units they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded (i) distributed at the time of vesting, which is one year after grant date, or (ii) distributed after they complete their service on our Board. Prior to 2017, non-employee directors who met the ownership guidelines were required to hold the restricted stock units they elected to receive from their annual retainer and annual non-retainer equity grants until after their Board service was completed. These restricted stock units are forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a “change in control” of the Company, as such term is defined in the Incentive Compensation Plan.

Our non-employee directors do not receive additional cash remuneration for Board of Directors meetings or committee meetings attended. For 2016, the chairs of the Audit Committee, and the Compensation Committee received an additional annual fee of $15,000; the chair of the Nominating and Governance Committee received an additional annual fee of $10,000; and the Board of Director’s lead independent director received an additional annual fee of $20,000, and a pro-rated portion of that fee is included as fees earned or paid (column (b)) in the Director Compensation Table below for each chair and the lead independent director. Each non-employee director will also receive reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded, paid to or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2016.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(g)	(h)
C. Maury Devine	70,000	110,015	5,000	185,015
Edward L. Doheny II	48,333	145,001	0	193,334
Alan D. Feldman	83,333	110,015	0	193,348
James E. Goodwin	51,667	145,001	0	196,668
Polly B. Kawalek	10,000	180,039	10,000	200,039
James M. Ringler	70,000	110,015	2,425	182,440

(1)	Thomas W. Giacomini, our Chairman, President and Chief Executive Officer, is not included in the table as he was our employee during 2016 and did not receive compensation for his services as director. The compensation paid to Mr. Giacomini is shown in the Summary Compensation Table in this Proxy Statement.

(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive and additional fees paid to the chairperson of each board committee and the lead independent director for serving that function.
(3)	Restricted stock unit grants were made on May 1, 2016, valued at $52.14 per share, the closing price of our Common Stock on April 29, 2016, reflecting an aggregate grant date fair value for all of our non-employee directors of $800,086. The amount reflected in the stock awards column above represents the fair value of the awards at grant date. The aggregate number of outstanding restricted stock units held by each of our non-employee directors on December 31, 2016 was: Ms. Devine, 42,787; Mr. Doheny, 23,593; Mr. Feldman, 53,260; Mr. Goodwin, 45,587; Ms. Kawalek, 57,420; and Mr. Ringler, 44,194.
(4)	Represents charitable contributions made in the name of directors by us during 2016 pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to $10,000 in any year, although we may exercise discretion to approve matching contributions in excess of that limitation from time to time.

Our non-employee directors do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2016, the members of the Compensation Committee of the Board were Edward L. Doheny II, Polly B. Kawalek, and James M. Ringler, none of whom has ever been an officer or employee of our Company. None of our executive officers has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

During 2016, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories since the beginning of 2016:

•	any of our directors or executive officers;

•	any nominee for director;

•

any immediate family member of any of our directors or executive officers or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

•	a security holder listed in the “Other Security Ownership” table below; or

•	any immediate family member of such a security holder.

Under its charter, the Audit Committee is responsible for reviewing and approving any transactions with “related persons”.

All of our non-employee directors and executive officers are subject to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities where their personal interests conflict with, or have the appearance of conflicting with, our interests. Personal interests that may give rise to conflicts of interest include commercial, industrial, banking, consulting, legal, accounting, charitable and financial relationships, and may also arise when a director or employee receives personal benefits outside of the compensation or reimbursement programs approved by the Board of Directors. These requirements also extend to immediate family members of employees and directors.

Suspected violations of our Code of Business Conduct and Ethics, including potential conflicts of interest, must be reported to the Chairman of the Board, if the suspected violation involves a director, or to the General Counsel, if the suspected violation involves an executive officer (or to the Chairman of the Board if the suspected violation involves the General Counsel), or reported to our ethics hotline. The Chairman of the Board or the General Counsel, as applicable, will discuss the matter with the Chairman of the Board, or the Chair of the Audit Committee, as appropriate, for evaluation and appropriate resolution. Reports made to our employee hotline will be reported to the Board of Directors, or the Audit Committee, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

Under our Corporate Governance Guidelines, directors must disclose to the Board of Directors any potential conflict of interest they may have with respect to a matter under discussion and, if appropriate, recuse themselves and not participate in the discussion or voting on a matter on which they may have a conflict. No such matters were reviewed or approved by the Board of Directors or the Audit Committee of the Board during 2016.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position with the Company without the prior consent of the Board of Directors. No employee or director may use corporate property, information or position with the Company for improper personal gain, or may compete with us, directly or indirectly.

Our Code of Business Conduct and Ethics may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com. A waiver of any provision of our Code of Business Conduct and Ethics for a director or an executive officer may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules, regulations or listing standards of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the New York Stock Exchange.

SECURITY OWNERSHIP OF JOHN BEAN TECHNOLOGIES CORPORATION

Management Ownership

The following table shows, as of February 1, 2017, the number of shares of our Common Stock beneficially owned by each of our directors, each of our named executive officers, and all directors and executive officers as a group.

	Beneficial Ownership on February 1, 2017
Name	Common Stock of John Bean Technologies Corporation	Percent of Class (1)
David C. Burdakin (2)	16,198	*
Brian A. Deck (2)	20,335	*
C. Maury Devine (3)	47,249	*
Edward L. Doheny II (3)	20,812	*
Alan D. Feldman (3)	51,150	*
Thomas W. Giacomini (2)	129,756	*
James E. Goodwin (3)	43,806	*
Polly B. Kawalek (3)	59,967	*
James L. Marvin (2)	11,948	*
Mark K. Montague (2)	16,878	*
James M. Ringler (3)	44,244	*
Steven R. Smith (2)	34,982	*
All directors and executive officers as a group (15 persons) (2)(3)	529,892	1.81%

(1)	Percentages are calculated on the basis of the number of outstanding shares plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 1, 2017. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of our outstanding Common Stock.
(2)	Includes shares owned by the individual and restricted stock units that will vest within 60 days of February 1, 2017.
(3)	Includes shares owned by the individual and restricted stock units credited to individual accounts of non-employee directors under the Incentive Compensation Plan (see “Information about the Board of Directors—Director Compensation”) that vested or will vest within 60 days of February 1, 2017. As of May 1, 2016, the following additional restricted stock units were credited to non-employee directors under the Incentive Compensation Plan: Ms. Devine, 2,110; Mr. Doheny, 2,781; Mr. Feldman, 2,110; Mr. Goodwin, 2,781; Ms. Kawalek, 3,453; and Mr. Ringler, 2,110, but none of these shares will vest until May 2017, so they are not included in the table above which reports beneficial ownership as of February 1, 2017. Non-employee directors who meet the ownership criteria may elect to have shares distributed at the time of vesting, which is one year after grant date. Non-employee directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon either the vesting date or at the time of cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units. None of the non-employee directors hold any options to acquire shares of our Common Stock.

Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock, based on the most recent holdings reported by our stockholders on Schedule 13G :

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
BlackRock, Inc.	3,573,846(2)	12.3%
55 East 52nd Street New York, NY 10055

T. Rowe Price Associates, Inc.	3,215,911(3)	11.0%
100 East Pratt Street Baltimore, MD 21202

The Vanguard Group	2,367,511(4)	8.11%
100 Vanguard Boulevard Malvern, PA 19355

(1)	Percentages are calculated on the basis of the amount of our outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of December 31, 2016.
(2)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on January 12, 2017, BlackRock, Inc. reported sole voting power over 3,417,064 of such shares, sole dispositive power over 3,573,846 of such shares and no shared voting power or shared dispositive power as of December 31, 2016.
(3)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2017, T. Rower Price Associates, Inc. (“Price Associates”) reported sole voting power over 573,910 of such shares, sole dispositive power over 3,215,911 of such shares, and no shared voting power or shared dispositive power as of December 31, 2016.
(4)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2017, The Vanguard Group reported sole voting power over 57,768 of such shares, shared voting power over 4,700 of such shares, sole dispositive power over 2,306,543 of such shares, and shared dispositive power over 60,968 of such shares as of December 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to pay for performance, aligning our executive officers’ goals with the interests of our stockholders, while allowing us to attract and retain skilled executives to deliver business results. For 2016, we continued to administer our existing short- and long-term incentive compensation programs in alignment with our financial and operational strategies. A significant portion of our named executive officers’ compensation is directly related to our business results and share performance. This ensures a close correlation of the financial interests of our named executive officers with the interests of our stockholders.

Our strong financial results for 2016 can be seen in the year over year comparison set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for 2016 for a more detailed description of our 2016 financial results. For a description of the performance metrics and adjustments, see – “Performance Metrics Used in our Incentive Compensation Plans.”

Financial Highlights

Performance Metric	2016 Results	2015 Results	2016 Adjusted Results (1)	2015 Adjusted Results (2)	Change % (3)
EBITDA (in millions)	$141.9	$118.6	$154.5	$117.8	30.27%
EBIT Margin	7.65%	8.05%	9.00%	8.56%	11.80%
Average Operating Working Capital (AOWC)	12.66%	13.29%	12.66%	13.57%	(4.74%)
Diluted EPS from Continuing Operations (EPS)	$2.28	$1.88	$2.28	$1.88	21.28%
Return On Invested Capital (ROIC)	13.30%	15.16%	13.30%	15.16%	(12.27%)

(1)	EBITDA and EBIT Margin were both adjusted to eliminate the financial impact of restructuring charges and acquisitions completed in 2016.
(2)	EBITDA, EBIT Margin and AOWC were each adjusted to eliminate financial impact of acquisitions completed in 2015.
(3)	Percentage change from 2015 Results to 2016 Adjusted Results.

The year-over-year comparison of these results, as adjusted for purposes of our incentive compensation performance metrics, appears below:

Our 2016 performance-based compensation metrics for our short-term incentive compensation awards to our named executive officers had targets that required year-over-year growth in our earnings before income taxes depreciation and amortization (“EBITDA”) and year-over-year improvements in our earnings before income tax (“EBIT”) margin and average operating working capital as a percent of sales (“AOWC”). Demonstrating our pay-for-performance philosophy, our 2016 financial performance and individual performance impacted performance-based compensation as follows:

Our performance with respect to EBITDA, EBIT margin and AOWC all exceeded their target performance levels, and resulted in management incentive plan (“MIP”) awards above the target level, with the EBITDA growth metric having the most significant impact on those awards. The 75% portion of MIP awards based on these performance metrics paid out at 206% of the target award amounts. The remaining 25% was based on performance against personal performance objectives approved by the Board in the case of Mr. Giacomini and approved by Mr. Giacomini in the case of all other named executive officers.

We used a three year measurement period for the metrics associated with our long-term incentive plan (“LTIP”) awards made to our named executive officers in 2016, thus the performance-based compensation derived from LTIP awards will not be determinable until the end of 2018. The metrics for performance-based LTIP awards issued in 2016 established targets that require growth in cumulative EPS and strong average operating return on invested capital (“ROIC”) results over the three year period ending on December 31, 2018. We instituted a three year measurement period for LTIP award metrics in 2015. Prior to that, the performance period was one year. Our proxy statement in 2018 and each year thereafter will quantify performance-based LTIP compensation for each year’s three-year performance-based plan.

2016 Compensation Features

Highlighted below are features of our executive compensation program that we continued in 2016, consistent with our philosophy of aligning executive compensation opportunities with the interests of our stockholders.

•

Maintained strong incentive plan emphasis on business results. For 2016, 75% of the MIP award that could be earned by our executive officers was based on improvement in key business performance metrics closely tied to our Next Level strategic plan achievement (EBITDA, EBIT margin and AOWC), and 60% of the LTIP award issued to our executive officers in 2016 was based on improvement in EPS and ROIC over a three year period.

•

Set financial targets to require continued performance improvement. Following a year in which our performance exceeded all but one of the 2015 target levels and resulted in MIP and LTIP awards above target levels, our Compensation Committee established 2016 performance targets requiring significant additional year-over-year growth in EBITDA, improvement in EBIT margin and AOWC, and significant three-year growth in EPS while sustaining a high level of ROIC.

•

Balance division performance targets and full company performance targets for named executive officers with division management roles. For 2016, performance targets for MIP awards for our named executive officers who manage business divisions were weighted 40% on corporate performance and 60% on division performance in order to appropriately balance the objectives established for the divisions these executives manage while still providing meaningful incentives for their contributions to the success of overall corporate performance objectives.

Principles of our Executive Compensation Program

The main objectives of our executive compensation program are to:

•	Pay for performance
•	Drive business strategy
•	Align interests of executives and stockholders
•	Foster a long-term focus
•	Attract, retain and motivate executive talent
•	Appropriately manage risk
•	Provide a competitive pay opportunity

Our compensation program is designed around the following principles:

•

Executive compensation is performance-based. Our executive compensation program closely links a substantial portion of an executive’s compensation with company financial performance targets and achievement of individual objectives. We encourage pay for performance with a short-term management incentive program (MIP) that provides for cash payments based on achievement of financial, operational and strategic goals. Annual MIP awards are calculated based on a formula that is weighted 75% to business results and 25% to performance against individual objectives, or PPIs. Our long-term incentive plan (LTIP) awards are predominantly performance-based, with 60% of long-term incentive compensation awards tied to the achievement of financial performance objectives over a three-year period.

•

Performance metrics are designed to promote achievement of stretch objectives but not to incentivize undue risk-taking by our executive management team. The performance metrics in our incentive compensation plans are designed to create incentives to drive our key business strategies in our Next Level strategic plan. The performance metrics are intended to correlate with enterprise value growth and earnings growth.

•

Long-term compensation incentives represent a significant portion of executive compensation. At-risk long-term compensation in the form of equity-based LTIP grants, 60% of which are contingent on financial performance metrics over a three-year period, along with stock ownership guidelines, align the interests of our executives with our stockholders and provide proper motivation for enhancing both short-term and long-term stockholder value.

•

Compensation opportunities are competitive. We seek to provide competitive compensation opportunities that attract and retain talented people. We target the 50th percentile or median level of the market for all elements of compensation with the possibility of above market short-term incentive and long-term incentive payments for outstanding performance.

The following table illustrates what we do and what we do not do, consistent with our executive compensation principles:

WHAT WE DO	WHAT WE DO NOT DO

✓       High percentage of executive compensation is tied to performance with caps on all incentive plan payouts.

✓       Performance metrics are designed to promote achievement of stretch objectives and alignment with value creation.

✓       We target the 50th percentile or median level of the market for all elements of executive compensation against an appropriate peer group.

✓       Each of our executive officers is required to comply with stock ownership guidelines.

✓       Our compensation programs give our Compensation Committee the right to “claw back” awards in the event of a restatement of our financial results.

X     Our executive severance agreements do not include excise tax gross-up provisions.

X     Our executive severance agreements do not provide single-trigger change-in-control severance benefits.

X     Our incentive programs do not encourage excessive risk taking.

X     We do not allow our directors, executive officers or other employees to engage in any hedging or pledging transactions involving JBT securities.

X     We do not allow re-pricing of stock option awards.

X     We do not grant excessive perquisites to executives.

In addition to direct compensation in the form of base salaries, short-term incentive cash awards and long-term equity awards, we provide various forms of indirect compensation. Each of our named executive officers is eligible for severance and change in control payments upon termination in certain circumstances pursuant to individual change in control agreements and an executive severance plan. These agreements are designed to ensure we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. We also provide retirement benefits (primarily via defined contribution plans) and a limited number of perquisites to our named executive officers. All of these program designs are periodically reviewed against our peer group practices by our Compensation Committee with the assistance of the Committee’s independent compensation consultant.

As of the date of this Proxy Statement, none of our named executive officers have employment agreements. Our Chief Executive Officer had a three-year employment agreement that reflected our negotiations with him in connection with his hiring in August of 2013 that expired in August 2016. A description of this agreement may be found under “Compensation Tables and Explanatory Information—Employment Agreement with Chief Executive Officer” below in this Proxy Statement.

Compensation Setting Process

Our Compensation Committee makes all final compensation decisions regarding our named executive officers. Each of our compensation plans and agreements for executive officers was reviewed and approved by our Compensation Committee. All of the members of our Compensation Committee are independent directors as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of its responsibilities. In 2016, the Compensation Committee engaged Meridian, an independent compensation consultant, to provide expertise on pay philosophy, prevailing market practices and relevant regulatory mandates and assist the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. Our Chief Executive Officer and Executive Vice President, Human Resources also provide input on compensation programs and policies and our Chief Executive Officer makes recommendations to the Compensation Committee with regard to compensation for our named executive officers other than himself.

Allocation of Pay Between Short- and Long-Term

Our compensation programs are designed in a manner that provides incentives to our named executive officers to achieve short- and long-term financial, operating and strategic objectives. To foster a long term view among our executive officers (i.e., longer than twelve months), our compensation programs provide longer term incentives in the form of equity incentive compensation with a three-year vesting requirement and a variable performance-based component. The ultimate value of these long term incentives to an executive depends upon our financial performance over a three year period and on the market value of the equity after the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics.

As shown in the table below, 56% of the target compensation of our Chief Executive Officer and, on average, 45% of the target compensation of our other named executive officers was linked to short-term and long-term performance based incentives for 2016. An additional 22% of our Chief Executive Officer’s target compensation, and 16% (on average) of all of our other named executive officers’ target compensation consist of time-based LTIP awards and is tied to the value of our Common Stock at the end of the three-year vesting periods. These time-based LTIP awards are at risk of forfeiture until the vesting date. These equity grants, in combination with the three year performance period and our executive stock ownership requirements, reflects the program’s goals of rewarding our named executive officers for long-term performance—which aligns the interests of our named executive officers and stockholders.

(1)	The amounts shown for “At Risk” Performance-Based Compensation include MIP cash incentives and performance-based LTIP incentives and are based on target award levels. Those target award levels are also used in the calculation of percentages of total compensation. The amounts shown for the LTIP incentives are based on grant date fair value. The LTIP incentives consist of restricted stock units that have vesting periods of 3 years.

Establishing Competitive Pay Levels

Our Compensation Committee monitors executive pay, peer group practices and our performance to ensure that our total compensation program design is consistent with our stated compensation philosophies and that overall compensation is within appropriate parameters. Based on this review, which is detailed below, our Compensation Committee concluded that the total compensation we paid in 2016 to our named executive officers was appropriate.

Our compensation philosophy is to set total target compensation for our named executive officers near the 50th percentile of compensation for similar positions at peer group companies. For our named executive officers, total target compensation includes base pay, annual cash incentive compensation at target opportunity (MIP), and long-term incentives (LTIP) at target value in the form of time and performance-based restricted stock . We utilize comprehensive compensation surveys to compare each element of pay and total target compensation for each of our named executive officers against compensation of comparable positions at peer companies. Each named executive officer’s total target compensation opportunity generally is designed to be consistent with target benchmark levels. The allocation between the elements of compensation—base pay, annual cash incentive compensation and long-term equity and cash compensation award value—may vary from the market in individual cases, but is established in a way that keeps total target compensation consistent with the market.

When it determined 2016 compensation levels for our named executive officers in February 2016, the Compensation Committee utilized compensation survey data and publicly disclosed proxy data supplied to the Committee by its independent consultant, Meridian. The Compensation Committee reviews this external market benchmarking data to compare our executive officer compensation against executive officer compensation paid by a peer group of industrial manufacturing and service companies. This group includes companies that are of similar size and includes companies that are engaged in the food or transportation businesses that we believed we would compete with across some of our businesses for customers, suppliers, executive talent and, ultimately, investors, and which provides a representative sample for comparison of financial and stock performance. The revenue of these companies in the year surveyed (fiscal year 2015) ranged from $537 million to $2.62 billion, with a median of $1.17 billion. Although the companies included in the survey varied in revenue size and market capitalization, the survey utilized regression analysis to develop size-adjusted values for each element of compensation. The Compensation Committee reviews the peer group annually. For 2016 named executive officer compensation, the peer group consisted of the following 25 industrial companies*, which was approved by the Compensation Committee after consulting with Meridan, our independent compensation consultant.

AAR Corp.	IDEX Corporation
Albany International Corp.	Kaman, Inc.
Altra Industrial Motion Corp.	L.B. Foster Company
Applied Industrial Technologies, Inc.	The Middleby Corporation
Blount International, Inc.	Moog Inc.
Briggs & Stratton Corporation	Mueller Water Products, Inc.
Chart Industries, Inc.	Standex International Corporation
CIRCOR International, Inc.	Tennant Company
Columbus McKinnon, Inc.	Titan International Inc.
Curtiss-Wright Corporation	TriMas Corporation
EnPro Industries, Inc.	Valmont Industries, Inc.
ESCO Technologies Inc.	Woodward, Inc.
Federal Signal Corporation

* Blount International, Inc., Columbus McKinnon, Inc., ESCO Technologies, Inc. and L.B. Foster Company were replaced by Barnes Group, Parker Hannifin Corporation fka CLARCOR Inc., Hillenbrand Inc.,

and Welbilt, Inc. fka Manitowoc Foodservice Inc. in the peer group as of August 2016 after the 2016 compensation benchmarking analysis was completed and were considered when evaluating the 2017 compensation.

Performance Metrics Used in our Incentive Compensation Plans

Incentive compensation awards to our named executive officers in 2016 were based on performance targets tied to our year-over-year growth in EBITDA, year-over-year improvements in EBIT margin and AOWC, and our cumulative EPS and average ROIC over a three-year period For the named executive officers with divisional responsibilities, the performance targets were tied to a blend of their divisions’ year-over-year improvement in EBITDA, EBIT margin and AOWC and overall corporate performance on such measures.

A description of each of these metrics is as follows:

•

EBITDA is operating income plus depreciation and amortization. EBITDA growth is one of our primary internal performance measures designed to align long-term incentive opportunities with our internal benchmark for generating operating cash flow.

•	EBIT margin is operating income as a percentage of total revenue. We utilize EBIT margin as a performance metric because it measures our ability to convert revenue into income.

•

Average operating working capital (AOWC) expresses the sum of our inventory (on a first-in-first out basis) plus accounts receivable minus accounts payable minus advance payments as a percentage of our total revenue. We use AOWC to measure the efficiency of our business in managing working capital levels, since it measures the conversion cycle of working capital to cash.

•

Cumulative EPS is the sum of the most recent three years of after-tax earnings generated from continuing operations divided by the total number of our diluted shares of our outstanding Common Stock. As an incentive measure, we believe that linking sustained EPS growth to compensation helps us drive our executive officers to improve overall earnings.

•

Average operating ROIC takes a three year average of the sum of our net income and after tax net interest (or tax impacted EBIT) as a percentage of our average invested capital. Our average invested capital is the average month end sum of equity, debt, accumulated other comprehensive pension income (or loss) and cash equivalents. We utilize average operating ROIC as a performance metric because it measures how efficiently and effectively we use capital to generate profits.

Since our financial performance metrics are based on year-over-year improvements as well as cumulative or average improvements over a three year period, we preserve flexibility to adjust certain of these measures to account for the cumulative effect of unusual or non-recurring items, such as changes in accounting principles, changes relating to restructuring our businesses, significant acquisitions and divestitures, and foreign exchange movements. To set our 2016 targets, for purposes of making year over year comparisons we used our 2015 results as the 2015 baseline for use in 2016 compensation decisions. In the determination of our results for the year-over-year performance-based incentive compensation awards, we excluded the financial impact of restructuring charges and the acquisitions we completed in 2016 from our 2016 results.

Components of Compensation Program

The following table presents in summary form each of the components of our named executive officer’s compensation for 2016 and briefly describes the purpose and characteristics of each of these components.

Component	Purpose	Characteristics
Base Salary	Salary for level of responsibility, experience and sustained individual performance.	Fixed cash component targeted at our peer group median (size adjusted); base salary can vary from market due to individual performance, contribution, experience, time in position and internal equity considerations.
Annual Cash Management Incentive Plan (“MIP”) Awards	Focus management on achievement of financial performance metrics and objectives important to the success of their divisions (as applicable) and our overall performance.

A target MIP award is designed to provide peer group median cash compensation opportunities (size adjusted) when combined with base salary; significantly exceeding targets allows achievement of upper quartile cash compensation compared with peers.

75% is based on business performance measures (“BPI”).

25% is based on personal performance measures (“PPI”).

Long-Term Incentive Plan (“LTIP”) Awards	Retention incentive and focuses management on achievement of important performance metrics aligned with our long-term strategic plan.

A target LTIP award is designed to provide competitive total compensation compared to our peer group when combined with base salary and target MIP award.

Delivered through performance-based restricted stock units (60%) and time-based restricted stock units (40%).

Ultimate value depends on our performance against pre-established financial goals measured over a three year period, and our stock price at the end of a three year vesting period.

Perquisites	Provides executive with a limited amount of selected benefits commensurate with those provided to executives at peer group companies.	Benefits which personally benefit an employee, are not related to job performance, and are available to a limited group of employees.
Retirement Benefits	Provide an appropriate level of income upon retirement.

U.S. retirement benefits under a tax-qualified defined contribution plan (401(k) plan) and a non-qualified defined contribution plan.

Additional U.S. retirement benefits for some of our executive officers through a defined benefit pension plan and a related supplemental executive retirement plan (both frozen as of December 31, 2009).

Component	Purpose	Characteristics
Potential Payments Upon Change in Control	Encourages executives to operate in the best interests of stockholders in light of a potential change in control.	Contingent in nature; payable only if an executive officer’s employment is terminated or adversely impacted as specified under the change in control provisions of various plans.
Other Potential Post-Employment Payments	Potential payments under scenarios of death, disability, retirement, termination without cause.	Contingent in nature; payable only if executive officer’s employment is terminated under the arrangements of various plans.

Base Salary

The Compensation Committee uses our compensation peer group’s range around the median base pay value for comparable positions to set our base salary midpoint for each named executive officer’s salary grade. Each salary grade range sets a minimum pay at 75 % of the midpoint and maximum pay at 125 % of the midpoint. The base salary of a particular named executive officer is set within their salary grade range, generally at, above or below the 50th percentile based on experience, contribution, and proficiency in their role. Guidelines for merit increases in base salary are established annually for all of our employees (including named executive officers) based on annual market surveys, and merit increases are applied as appropriate to adjust base salaries. For 2016, this guideline was set at an increase of 3.0%. The Compensation Committee judged the base salaries of the named executive officers to be correctly positioned relative to the 50th percentile for each of their positions based on their experience, proficiency and sustained performance, and accordingly approved a range from 2% to 7% increase for each of them in 2016. Our General Counsel received a 7% increase in base salary in order to bring him closer to the targeted 50th percentile. We emphasize performance-based compensation for our named executive officers, therefore we generally provide only modest annual increases in base salary, unless an executive’s base salary is significantly lower than the comparable executive compensation market data provided by Meridian.

Annual Cash Incentive Compensation

Our annual cash management incentive compensation plan (“MIP”) component of our Incentive Compensation Plan is a variable cash-based incentive plan designed to focus management on performance factors important to our overall performance and to the continued success of our business units.

Payout Opportunity

Target percentage amounts for annual MIP awards are based on survey market data and peer company proxy statements and for 2016, the annual MIP award target percentages for our named executive officers ranged from 45% to 100% of base salary. The highest percentage (100%) was assigned to our Chief Executive Officer and our other named executive officers had MIP target percentages ranging from 45% to 65% of base salary. For 2016, our annual MIP opportunity was weighted primarily toward business performance (75%), referred to as the “BPI” component, and secondarily to individual performance (25%), referred to as the “PPI” component. Our Compensation Committee reviews and approves BPI targets for our MIP award program annually utilizing measures it believes correlate highly to enterprise value growth and total stockholder returns. For MIP awards for all of our executive officers in 2016, we utilized year-over-year growth in EBITDA and year-over-year improvement in EBIT margin and AOWC. EBITDA was weighted at 50% of the total BPI component, with EBIT margin and AOWC each weighted at 25%, and are each based on overall results. Annual MIP award opportunities for our executive officers who had division management responsibilities also utilized division MIP targets for EBITDA, EBIT margin and AOWC. For these executive officers, performance against corporate BPI targets was weighted 40% and against division BPI targets was weighted 60%.

The Compensation Committee established a range from “0.00” (below threshold) to “2.50” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” BPI rating. There was a minimum level for each measure below which a participant receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 250% of the BPI portion of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure is added together and divided by the number of measures to determine the actual percentage payout of the target award amount.

The following charts provide the performance curves for the corporate BPI targets for 2016:

The slope of each of the curves reflects the Compensation Committee’s desire to reward above-target performance. As performance increases from threshold to target, the awards increase proportionately, and when performance exceeds the target level of performance, certain awards increase more rapidly.

Determination of BPI Payout

Messrs. Giacomini, Deck, Montague and Marvin received a corporate-wide BPI rating which was based on our consolidated results. Messrs. Burdakin and Smith have division management roles, and for 2016 their BPI rating was based 40% on consolidated results and 60% on the results of the divisions in which they served.

For 2016 MIP awards, the following table shows the overall company and division performance measures used for BPI and our performance against each of these performance measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans” above).

Overall Company Performance Measures
	0% Payout of Target BPI		100% Payout of Target BPI	250% Payout of Target BPI	2016 Performance	Weight	BPI Payout
EBITDA Growth (Decline)	1.0%		17.0%	32.0%	30.2%	50%	2.28
EBIT Margin Improvement (Decline)	(70 bps	)	30 bps	90 bps	95 bps	25%	2.50
AOWC Improvement (Decline)	(120 bps	)	40 bps	255 bps	63 bps	25%	1.18
Total BPI Rating							2.06

JBT FoodTech Division Performance Measures
	0% Payout of Target BPI		100% Payout of Target BPI	250% Payout of Target BPI	2016 Performance	Weight	BPI Payout
EBITDA Growth (Decline)	6.0%		22.0%	34.0%	33.5%	50%	2.40
EBIT Margin Improvement (Decline)	(65 bps	)	35 bps	85 bps	119 bps	25%	2.50
AOWC Improvement (Decline)	(95 bps	)	25 bps	105 bps	(73) bps	25%	0.16
Total BPI Rating							1.87

JBT AeroTech Division Performance Measures
	0% Payout of Target BPI		100% Payout of Target BPI	250% Payout of Target BPI	2016 Performance	Weight	BPI Payout
EBITDA Growth (Decline)	(9.0%)		5.0%	16.0%	17.6%	50%	2.50
EBIT Margin Improvement (Decline)	(100 bps	)	0 bps	60 bps	71 bps	25%	2.50
AOWC Improvement (Decline)	(140 bps	)	60 bps	360 bps	186 bps	25%	1.61
Total BPI Rating							2.19

Our 2016 financial performance results impacted the MIP as follows:

•

Our overall performance with respect to EBITDA growth and EBIT margin and AOWC improvement exceeded target performance levels, and resulted in Management Incentive Plan (MIP) awards above the target level, with the EBITDA growth metric having the most significant impact on those awards. The 75% portion of MIP awards based on these performance metrics paid out at 206% of the target award amounts.

•

Our JBT FoodTech division’s performance with respect to EBITDA growth and EBIT margin exceeded their target performance levels, and AOWC improvement was between the threshold level and target level, resulting in a BPI of 187%. The 75% portion of the MIP award for

Mr. Smith, weighting performance 60% for JBT FoodTech division performance metrics and 40% for the overall Company performance metrics, paid out at 195% of the target award level.

•

Our JBT AeroTech division’s performance with respect to EBITDA growth and EBIT margin and AOWC improvement exceeded their target performance levels, and resulted in a BPI of 219%. The 75% portion of the MIP award for Mr. Burdakin, weighting performance 60% for JBT AeroTech division performance metrics and 40% for the overall Company performance metrics for these measures paid out at 214% of the target award level.

Our resulting BPI multiple was then multiplied by our individual named executive officer’s MIP award target percentage to determine the BPI portion of the MIP award payout to that executive.

Determination of PPI Payout

The PPI rating is based on the achievement by an executive officer of individual annual objectives. A broad range of factors, generally qualitative in nature, but others that are quantitative, may be considered in this PPI rating assessment, including corporate and operations level cost control, strategic initiatives, operational objectives regarding market development and growth, margin improvement and revenue growth as well as objectives relating to restructuring, integration and safety. These objectives differ from those utilized to determine performance ratings for establishing an executive officer’s base salary described above under “Components of Compensation Program — Base Salary.” For our 2016 MIP program, our Compensation Committee approved a PPI range from 0.00 to 2.00. For individual PPI objectives, the level of performance and resulting individual ratings on objectives required to achieve a PPI rating of 2.00 is quite high and unusual.

Our Chief Executive Officer provided the Compensation Committee his recommendation with respect to the PPI ratings for the performance of individual objectives by each of the other named executive officers. For our Chief Executive Officer, the Compensation Committee solicits feedback from the independent directors, evaluates his performance in executive session, and uses that assessment to recommend his PPI rating to the independent directors. In determining our Chief Executive Officer’s individual performance PPI rating, the independent directors evaluated his performance on a variety of objectives tied to:

•

culture and values — promoting the vision of One JBT, continuing to drive commitment to ethical behavior and implementing new compensation and performance management system in support of our Next Level strategy and One JBT;

•	deployment of JBT strategy;

•	execution of JBT’s operational excellence model (“JEM”) focusing on pricing, productivity (Lean Enterprise) and quality; and

•	succession planning including members of our executive leadership team and key general managers

Our named executive officers received PPI ratings ranging from 1.25 to 1.75 for 2016, with an average rating of 1.53. On average, the PPI portion of the annual MIP award compensation represents less than 7% of the total compensation paid to our named executive officers (as set forth in the Summary Compensation Table below).

Calculation of Total MIP Payout

To illustrate how the annual MIP awards are determined under our compensation programs, making the assumption that an executive officer has a base salary of $375,000, a 55% target bonus, a BPI rating of 200% and a PPI rating of 125%, the executive officer’s annual MIP compensation payment would be calculated in the following manner:

BPI	$375,000 (base salary) x .55 (target bonus) x .75 (BPI weighting) x 200% (Corporate BPI achievement)	$309,375
PPI	$375,000 (base salary) x .55 (target bonus) x .25 (PPI weighting) x 125% (Individual PPI rating)	$64,453

	Total MIP Award Compensation:	$373,828

The following table sets forth the potential MIP awards for 2016 at threshold, target and maximum performance levels for our named executive officers, and their actual MIP payouts driven by our overall financial performance in 2016.

Name	Target MIP Award as a % of Base Salary	MIP Award Opportunity			Actual MIP Payout	Actual MIP Payout as a % of Target
		Threshold	Target	Maximum
Thomas W. Giacomini	100%	$0	$791,063	$1,878,775	$1,556,416	197%
Brian A. Deck	65%	$0	$252,864	$600,552	$501,303	198%
Steven R. Smith	60%	$0	$241,015	$572,411	$448,167	186%
David C. Burdakin	55%	$0	$211,366	$501,994	$418,187	198%
James L. Marvin	45%	$0	$137,351	$326,209	$260,281	190%
Mark K. Montague	45%	$0	$159,617	$379,090	$296,488	186%

Long-Term Incentive Compensation

By providing our named executive officers with significant compensation opportunities in the form of long-term awards under the LTIP, we intend to ensure that a significant portion of our named executive officers’ total target compensation remains at risk and continues to be tied to the creation of value for our stockholders. To date, our LTIP awards have included two or more of the following types of awards: (i) performance-based restricted stock units, which are tied to the achievement of Company financial goals, (ii) time-based restricted stock units, which provide executives with an equity stake in our Company, and (iii) performance-based cash awards, which provides a future cash payment opportunity tied to the achievement of Company financial goals. The Compensation Committee reviews annually the use of performance-based cash awards in long-term incentive compensation, considering, among other things, the available shares under the Incentive Compensation Plan and the extent to which equity awards may dilute existing stockholders. Accordingly, the use of performance-based cash awards may vary from year to year; however, the Compensation Committee has a preference for performance-based equity awards due to the closer alignment of equity incentive awards with stockholder value creation. All LTIP awards made in 2016 were stock-based awards. All of these awards provide a retention incentive for our named executive officers because they are subject to vesting requirements and are not paid out until the end of a three-year service period. The equity component of these awards provide our named executive officers the opportunity to realize financial rewards if our stock price appreciates over the long term. Beginning in 2015, alignment with long-term value creation was enhanced due to lengthening of the LTIP performance period from one year to three years.

Determination of LTIP Award Size and Mix

To determine the appropriate amount of LTIP awards for our named executive officers, we target the median level of the market for long-term incentive awards, with the possibility of above market awards for outstanding performance. We also consider internal equity and relative contribution among our named executive officers and make adjustments when appropriate. Using these guidelines, the Compensation Committee sets a target economic value for each named executive officer’s LTIP award. In determining the mix of awards, the Compensation Committee considers key business priorities, peer group practices, potential stockholder dilution from equity plans and the usage of shares available under the Incentive Compensation Plan.

In 2016, the LTIP awards included two equity components: 60% was a performance-based restricted stock unit award and 40% was a time-based restricted stock unit award. To determine the number of shares for these equity components of LTIP awards, we divide the target economic value of the equity component by the closing share price of our Common Stock on the grant date to determine the number of shares or units for each award. Accordingly, we utilized the closing share price of our Common Stock on the day the Compensation Committee met to approve the target values for 2016 LTIP awards for executive officers in February 2016.

Vesting of LTIP Awards

The ultimate realizable amount of 60% of the LTIP awards (the performance-based award) granted to our named executive officers in 2016 will depend upon our achievement against specific performance metrics set by the Compensation Committee in February 2016 for the three year period ending on December 31, 2018. The percentage of the total performance-based restricted stock unit award that will be earned will be determined at the end of the three-year performance period and the payment is subject to service-based vesting requirements. This three-year performance period puts a meaningful portion of each of our named executive officer’s targeted LTIP award at risk. The other 40% of the LTIP awards granted to our named executive officers will be earned if the named executive officer completes a three-year service-based vesting requirement.

Following satisfaction of the performance conditions and completion of the vesting period, the executive receives ownership and voting rights of the shares of Common Stock underlying the LTIP award. Vesting periods are utilized both as a retention incentive and as a means to align incentives with long-term value creation for stockholders. With the approval of the Compensation Committee, we may issue LTIP awards with reduced performance or vesting periods, though the Incentive Compensation Plan generally imposes a minimum period of one year.

Performance-Based LTIP Awards

For performance-based LTIP awards granted in 2016, the performance goals consisted of measures for cumulative EPS growth and average ROIC over a three-year period. The Compensation Committee established a range from “0.00” (below threshold) to “2.00” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” rating. There was a minimum level for each measure below which a participant receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 200% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be earned. The cumulative EPS measure is weighted 70%, and the average ROIC measure is weighted 30%, and the two weighted measures are added together to determine the actual percentage payout of the target award amount. The performance period for these measures is three years.

The following charts provide the performance curves for the two metrics for performance-based restricted stock unit awards granted in 2016:

Determination of Performance-Based Equity Award Achievement

For our 2015 and 2016 grants, the tables below show the three-year measures used for performance-based restricted stock unit (“RSU”) awards to our named executive officers and the potential payouts (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans” above). The payout of the awards granted in 2015 will not be determinable until after the performance period is completed on December 31, 2017, and the payout of the awards granted in 2016 will not be determinable under after the performance period is completed on December 31, 2018. None of our named executive officers had LTIP awards with a performance period that ended in 2016.

2015 — 2017 Performance Period

Performance Measures	0% Payout of Target Grant	100% Payout of Target Grant	200% Payout of Target Grant
3 Year Cumulative EPS	$3.82	$5.27	$7.00
3 Year Average ROIC	10.5%	15.0%	18.3%

2016 — 2018 Performance Period

Performance Measures	0% Payout of Target Grant	100% Payout of Target Grant	200% Payout of Target Grant
3 Year Cumulative EPS	$5.63	$6.58	$8.05
3 Year Average ROIC	10.5%	15.0%	18.3%

The following table sets forth the target and maximum opportunities for the performance-based restricted stock unit awards granted to each of our named executive officers in 2016. The actual payout will be determined after the completion of the three-year performance period on December 31, 2018.

Name	Type of Award	LTIP Award Opportunity
		Target	Maximum
Thomas W. Giacomini	Performance RSU	27,076	54,152
Brian A. Deck	Performance RSU	7,040	14,080
Steven R. Smith	Performance RSU	6,431	12,862
David C. Burdakin	Performance RSU	5,821	11,642
James L. Marvin	Performance RSU	3,384	6,768
Mark K. Montague	Performance RSU	3,114	6,228

Discretionary Awards

In addition to our annual incentive compensation awards, our Compensation Committee may make discretionary awards under special circumstances, including exceptional contributions not recognized by the metrics set for our MIP and LTIP awards, new hire “sign-on” bonuses, awards upon promotion and retention awards.

Securities Trading Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction involving arrangements to hold our securities in a margin account or pledging them as collateral.

Claw-Back Policy

Our Incentive Compensation Plan gives our Compensation Committee the discretion to “claw-back” or cancel all or a portion of outstanding awards in the event of misconduct prejudicial to the Company or in the event a restatement of our financial results from a prior period, whether as a result of errors, omissions or fraud, results in a prior award’s performance measures no longer being satisfied. This provides the Compensation Committee with the authority to cancel any outstanding awards, whether or not vested or deferred, or to require an executive officer to repay any gain realized or payment received upon the exercise or payment of a prior award.

Option Repricing Prohibition

Our Incentive Compensation Plan expressly prohibits lowering of the exercise price of any option or stock appreciation right after issuance under the Incentive Compensation Plan, or cancelling any option or stock appreciation right when its exercise price exceeds the fair market value of a share of our common stock in exchange for cash or another award under the Incentive Compensation Plan (except with respect to certain change in control transactions). The Incentive Compensation Plan also prohibits taking any other action with respect to an option or stock appreciation right issued under the Incentive Compensation Plan that would be treated as a repricing under the rules of the NYSE without approval of our stockholders.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. Among other requirements, in order for compensation to be considered performance-based for purposes of Section 162(m), it generally must be paid pursuant to a plan which is approved by the company’s public stockholders. The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the named executive officers with competitive incentives to motivate and retain them, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee retains the discretion to approve compensation to named executive officers that is not deductible if it is determined to be in the best interest of the Company.

Pension Plans

A longer term element of compensation for three of our named executive officers has been an Internal Revenue Service qualified defined benefit pension plan (the “Pension Plan”) that provides income replacement retirement benefits. At the time of our spin-off from FMC Technologies, Inc. in 2008, we maintained the benefits package offered by our former parent company but we subsequently decided to freeze the Pension Plan effective December 31, 2009. Benefits earned as of that date were frozen; while no additional benefits will accrue for any of our U.S.-based non-bargaining unit production personnel, the benefit earned through that date will be paid when the employee retires. All employees can continue to earn service for vesting purposes and for eligibility for early retirement benefits. The pension freeze also impacts our non-qualified defined benefit pension plan (the “Non-Qualified Pension Plan”) described below.

The Pension Plan utilizes the same benefit calculation formula for our named executive officers as is used for non-bargaining unit production personnel and administrative and technical staff. Two of our named executive officers (Mr. Smith and Mr. Marvin) have significant accrued pension benefits under the pension plans as a result of their tenure with our predecessor, FMC Technologies, Inc. and its predecessor, FMC Corporation.

Savings Plans

Most of our United States-based employees, including our named executive officers, are eligible to participate in our tax-qualified savings and investment plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the Internal Revenue Service compensation limit for highly compensated employees can contribute between 0% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and the plan limits, and employees not considered highly compensated under Internal Revenue Service regulations can also contribute up to 75% of base pay and eligible incentives. In order to maintain a competitive benefit package that will attract and retain employees, we have an additional company non-elective contribution to the Qualified Savings Plan equal to 3% of employees’ base and incentive pay. We match 50% of the first 6% of each employee’s contributions.

The Qualified Savings Plan also provides for additional discretionary matching contribution of between 0% and 33 1/3% of the first 6% of each employee’s contributions depending upon the Company’s achievement of pre-determined financial performance targets. For 2016, each employee making contributions to the Qualified Savings Plan received an additional discretionary matching contribution of 12.5 % of the first 6% of the employee’s contributions as a result of our performance in 2016.

Our named executive officers are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “Non-Qualified Savings Plan”), which provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. For a description of the Non-Qualified Savings Plan, please see “ Non-Qualified Deferred Compensation Table.”

Change-in-Control Benefits

We entered into agreements with each of our named executive officers that provide them with compensation under certain circumstances in the event of a change-in-control in our ownership or management. The payments generally are based on a multiple of the named executive officer’s base salary and annual short-term incentive and are subject to “double-trigger” conditions, requiring both a “change of control” event and an adverse change in the executive’s employment. The executive severance agreements do not include excise tax gross-up provisions. All of our change-in-control agreements condition continuing availability of benefits on compliance with non-compete and non-solicitation provisions. These agreements are designed to ensure that we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. See “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change-in-Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under our change-in-control agreements are comparable to benefits for which executives in similar positions at peer companies are eligible under their change-in- control agreements. The competitive nature of these benefits is reviewed and analyzed periodically by our Compensation Committee with the assistance of the Committee’s independent consultant.

All of the change-in-control agreements with our named executive officers are what is commonly referred to as “double trigger” agreements. Under these agreements, the benefits are only payable to an executive if, in addition to the qualifying change-in-control event, the executive officer’s position is terminated or the executive’s responsibilities, salary, benefits and/or location are significantly changed. Beginning with restricted stock unit awards granted under the Incentive Compensation Plan in 2015, unvested restricted stock units will vest after the occurrence of a change-in-control only if outstanding LTIP awards are not assumed by the successor on the effective date of such transaction, the executive officer’s position is terminated within a period of twenty-four months, or the executive’s responsibilities, salary or location are significantly changed. Outstanding performance-based LTIP awards that vest under these circumstances prior to the completion of the performance period will be paid at 100% of the target award within 70 days. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change in Control.”

General Executive Severance Benefits

Under our executive severance plan, named executive officers who lose their job through no fault of their own are entitled to receive 15 months (18 months in the case of our Chief Executive Officer and President) of severance pay (limited to base pay and the executive’s annual target bonus, if any), their pro-rated annual target bonus, if any, through the date of termination, payment of a lump sum equivalent to the value of the employer portion of the monthly premiums for medical and dental benefits for the same severance period, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under our executive severance plan for our named executive officers. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. Change-in-control agreements and severance benefits are exclusive of one another, and in no circumstances would any of our named executive officers receive benefits under both a change-in-control agreement and our general executive severance plan.

Under the terms of our Incentive Compensation Plan, in the event of the death or disability of an executive during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payment in the Event of Death, Disability or Retirement.”

Impact of Retirement on Outstanding LTIP Awards

In the event of a named executive officer’s retirement from the Company upon or after attaining age 62 and a specified number of years of service, any unvested LTIP equity or cash awards remain outstanding after retirement and vest on the originally scheduled vesting date. This permits flexibility in retirement planning, permits us to provide an incentive for the vesting period and does not penalize our employees who receive long-term cash and equity awards as incentive compensation when they retire. For awards granted prior to 2016, separation prior to attaining age 62 and 10 years of service will result in the forfeiture of unvested awards. In 2016, the Compensation Committee approved a variation to these terms, permitting the Compensation Committee to selectively grant awards that will permit unvested equity awards outstanding after retirement to vest on their originally scheduled vesting date following a retirement upon or after attaining the age of 62 and 5 years of service. This variation was approved to allow the Company the option to offer long term equity incentive compensation as a means of attracting and retaining personnel hired near their retirement or to incentivize existing employees who are nearing retirement but who have not been with the Company for a full ten year period. Mr. Montague received incentive equity compensation awards in February 2016 that require 5 years of service prior to his departure to qualify as retirement. All other equity awards granted to the named executive officers require 10 years of service for their departure to qualify as retirement.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we currently provide to our executives include financial counseling fee reimbursement, parking fees and other minor expenses associated with their business responsibilities.

Stock Ownership Requirements

Our Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under our stock ownership guidelines, an executive officer is expected to maintain direct ownership of shares (including time-based restricted stock awards, whether or not currently vested, but not counting any shares underlying outstanding stock options, and performance-based restricted stock units following the completion of the performance period) in an amount equal in value to a multiple of the individual’s salary-grade midpoint. Named executive officers who began their employment with the Company, or who have been internally promoted to an executive officer position, have five years to accumulate sufficient amounts of our Common Stock to satisfy the ownership multiple, pro-rated 20% each year. An executive may not sell any shares of our Common Stock that the executive may hold until reaching the applicable stock ownership guideline multiple (the pro-rated multiple until the end of the specified build up period).

The stock ownership multiple for each of our named executive officers is provided in the following table. Each of our named executive officers currently satisfies our stock ownership guidelines applicable to them.

Executive Officer	Multiple of Salary Grade Mid Point	Number of Shares Required to be Held as of 12/31/2016	Shares Held as of 12/31/2016
Thomas W. Giacomini	5.0	31,523	205,943
Brian A. Deck	3.0	7,893	49,531
Steven R. Smith	2.0	9,038	64,448
David C. Burdakin	2.0	5,398	40,454
James L. Marvin	2.0	3,760	18,673
Mark K. Montague	2.0	8,320	25,116

Risk in Compensation Programs

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, although the performance metrics that determine payouts for certain managers are based on the achievement of business segment metrics, the metrics that determine long-term incentive award payouts for our named executive officers are company-wide metrics. The metrics for annual cash incentive award payouts for our named executive officers are also primarily company-wide metrics, the only exception being named executive officers who have division management roles (two of our named executive officers have this role), whose annual cash incentive payouts are based on metrics that are weighted 40% for company-wide and 60% for division performance. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of our company and our stockholders as a whole.

The mix of equity award instruments used under our long-term incentive program that includes time-based awards in addition to performance-based awards also mitigates risk. In addition, the multi-year vesting of our equity awards and our share ownership guidelines for our executive officers properly account for the time horizon of risk. We also employ “claw-back” provisions in our equity incentive compensation program to ensure that in the case of a restatement of our historical financial results for a period of time on which performance-based equity awards were granted, the amount of those awards can be recalibrated or cancelled to reflect our restated financial performance for that period. Finally, we set our target compensation at levels that we believe, based on market assessments, strikes the appropriate balance between managing the overall expense of our compensation in comparison with peers and allowing us to continue to attract and retain the caliber of employees that we believe we need to help us succeed in the markets we serve.

At its February 16, 2017 meeting, the Compensation Committee requested its independent compensation consultant, Meridian, to advise the Committee on whether we had any areas of compensation which appeared to encourage excessive risk-taking. In the review of its report to the Committee, Meridian did not identify any components of our compensation program that they viewed as encouraging excessive risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2017 Annual Meeting.

The preceding report has been furnished by the following members of the Compensation Committee:

Edward L. Doheny II, Chair

Polly B. Kawalek

James M. Ringler

COMPENSATION TABLES AND EXPLANATORY INFORMATION

Summary Compensation Table

The following table summarizes compensation earned by each of our named executive officers during the fiscal years ending December 31, 2016, December 31, 2015 and December 31, 2014. To understand the table below you need to read carefully the footnotes, which explain the various assumptions and calculations employed in determining the dollar amounts set forth below.

Name and Principal Position in 2016	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Giacomini	2016	791,063	0	2,000,028	0	1,556,416	0	180,251	4,527,758
President and Chief Executive	2015	760,688	0	2,199,975	0	1,500,000	0	164,662	4,625,325
Officer	2014	733,333	0	1,600,018	0	1,378,666	0	102,373	3,814,390

Brian A. Deck	2016	389,022	0	520,007	0	501,303	0	71,621	1,481,953
Executive Vice President and	2015	374,518	0	895,003	0	460,704	0	61,424	1,791,649
Chief Financial Officer	2014	334,583	250,000	653,278	0	408,860	0	31,662	1,678,383

Steven R. Smith	2016	401,691	0	475,022	0	448,167	78,277	78,337	1,481,494
Executive Vice President and	2015	384,129	0	475,020	0	439,520	0	68,699	1,367,368
President, JBT FoodTech	2014	367,449	0	449,987	0	343,491	228,560	70,079	1,459,566

David C. Burdakin	2016	384,301	0	429,993	0	418,187	0	75,048	1,307,529
Executive Vice President and	2015	375,216	0	680,000	0	431,208	0	66,781	1,553,205
President, JBT AeroTech	2014	365,000	0	429,991	0	344,487	0	76,408	1,215,886

James L. Marvin	2016	305,225	0	249,965	0	260,281	21,766	42,012	879,249
Executive Vice President,
General Counsel and Secretary

Mark K. Montague	2016	354,704	0	230,020	0	296,488	6,531	63,665	951,408
Former Executive Vice President,	2015	351,916	0	230,013	0	292,178	0	61,410	935,517
Human Resources (6)	2014	342,539	0	210,005	0	285,164	21,885	57,268	916,861

(1)	The amounts in column (e) include awards of time-based restricted stock units and performance-based restricted stock units under our Incentive Compensation Plan. These dollar amounts represent the grant date fair value. The value of performance-based awards is based on the probable outcome of the performance conditions as of the grant date. The probable outcome for 2014, 2015 and 2016 grants of performance-based awards was estimated at the target payout level, or 100%. The actual achievement was 178% for 2014 awards. The performance period for awards granted in 2015 and 2016 will not end until December 31, 2017 and December 31, 2018, respectively.

The fair value of performance-based restricted stock units for fiscal 2016 listed above at grant date assuming the maximum level of performance was achieved is as follows:

	Fair Value at Target	Fair Value Assuming
Name	Performance ($)	Maximum Performance ($)
Thomas W. Giacomini	1,200,008	2,400,016
Brian A. Deck	312,013	624,026
Steven R. Smith	285,022	570,044
David C. Burdakin	257,987	515,974
James L. Marvin	149,979	299,958
Mark K. Montague	138,012	276,024

(2)	The amounts in column (e) for 2015 also include a discretionary performance-based award granted to Mr. Giacomini in 2015 with a grant date fair value of $499,998, and discretionary time-based awards with grant date fair values of $374,999 and $249,999, respectively, granted to Messrs. Deck and Burdakin in 2015 as described above under “Long Term Incentive Compensation — Discretionary Awards.”

(3)	The amounts in column (h) reflect the actuarial increase in the present value for our three named executive officers who are eligible for benefits under the Pension Plan and the Non-Qualified Pension Plan. The present values reflect payment of benefits at the earliest retirement date with unreduced benefits for the Pension Plan and for the Non-Qualified Pension Plan (age 62 for both Messrs. Smith and Marvin, age 65 for Mr. Montague). These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements. All nonqualified deferred compensation earnings are actual investment earnings generated by the invested funds, and therefore, are not included in this column.

(4)	For the year 2015, the Pension and Non-Qualified Deferred Compensation Earnings for Mr. Smith and Mr. Montague experienced a negative change in value due to an increase in the interest rates used to determine pension liabilities. For Mr. Smith, the aggregate present value of his U.S. Pension Plan and Non-Qualified Pension plan benefits decreased by $10,662; and for Mr. Montague, the aggregate present value of his U.S. Pension Plan and Non-Qualified Pension plan benefits decreased by $9,230. In accordance with the compensation disclosure requirements, this aggregate decrease in value is not reported in columns (h) or (j) of the Summary Compensation Table.

(5)	The amounts in column (i) for the fiscal year ended December 31, 2016 reflect for each of our named executive officer the following perquisites and other compensation:

Perquisites ($)	Reimbursement for Professional Advisor Fees	Parking	Total Perquisites
Thomas W. Giacomini	20,000	5,604	25,604
Brian A. Deck	8,660	5,604	14,264
Steven R. Smith	15,950	5,604	21,554
David C. Burdakin	20,000	0	20,000
James L. Marvin	0	5,604	5,604
Mark K. Montague	20,000	0	20,000

*	Our cost for financial planning and personal tax assistance are specifically allocated to the individual named executive officers receiving the services to which such fees relate. All amounts paid to obtain financial planning and personal tax assistance for our named executive officers represent taxable income to the executive.

Other Compensation ($)	Matching Contributions to Qualified Savings Plan and Non- Qualified Savings Plan*	Discretionary Matching Contributions to Qualified Savings Plan and Non-Qualified Savings Plan*	Total Company Contributions to Savings Plans
Thomas W. Giacomini	137,464	17,183	154,647
Brian A. Deck	50,984	6,373	57,357
Steven R. Smith	50,473	6,310	56,783
David C. Burdakin	48,931	6,117	55,048
James L. Marvin	32,362	4,046	36,408
Mark K. Montague	38,813	4,852	43,665

*	For a description of the matching contributions provided to participants in the Qualified Savings Plan and Non-Qualified Savings Plan, see “Compensation Discussion and Analysis — Savings Plans” above.

(6)	In September 2016, Mr. Montague’s title changed to Vice President, Human Resources in connection with his plan to retire in early 2017. Mr. Montague began to transition his responsibilities to his successor in September 2016 and is no longer an executive officer of the Company. In January 2017, it was announced that Mr. Montague would retire as of February 28, 2017.

Except for Thomas W. Giacomini, none of our named executive officers was a party to written or oral employment contracts with us during 2016. Mr. Giacomini’s employment agreement expired by its terms in August 2016, and, as a result, all of our named executive officers remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual MIP, LTIP awards, matching contributions to retirement savings plans, pension benefits, perquisites, severance and change in control benefits, see “Compensation Discussion and Analysis” above.

Employment Agreement with Chief Executive Officer

In connection with the appointment of Mr. Giacomini as our President and Chief Executive Officer in 2013, we entered into an employment agreement with Mr. Giacomini memorializing the terms of Mr. Giacomini’s employment. The employment agreement had a three-year term (the “Employment Period”), which ended on August 31, 2016. Under the employment agreement, Mr. Giacomini received an initial base salary of $725,000 per year and was eligible to participate in our annual cash bonus and equity compensation programs. During the Employment Period, Mr. Giacomini’s target annual bonus was required to be no less than 100% of his annual base salary, and his 2013 bonus was pro-rated for his period of service during 2013. Mr. Giacomini participates in the Company’s executive severance plan, but his benefits under that plan will be based on an 18-month severance period rather than the 15-month severance period specified in the plan for all other participants. In addition, Mr. Giacomini has entered into an executive severance agreement which provides, among other benefits, for a severance payment equal to three times Mr. Giacomini’s base salary and annual incentive bonus for a qualifying termination of employment following a change-in-control of the Company. See “Potential Payments Upon Termination” below for additional discussion of payments upon termination, death, disability, or a change-in-control of the Company. Mr. Giacomini is also bound by certain non-solicitation and non-competition restrictions during the term of his employment and for a period of two years thereafter. Mr. Giacomini remains employed by us at will.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2016 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Thomas W. Giacomini
MIP-Cash		0	791,063	1,878,775
Restricted Stock Units	2/18/2016							18,051			800,020
Performance RSUs	2/18/2016				0	27,076	54,152				1,200,008

Brian A. Deck
MIP-Cash		0	252,864	600,552
Restricted Stock Units	2/18/2016							4,693			207,994
Performance RSUs	2/18/2016				0	7,040	14,080				312,013

Steven R. Smith
MIP-Cash		0	241,015	572,411
Restricted Stock Units	2/18/2016							4,287			190,000
Performance RSUs	2/18/2016				0	6,431	12,862				285,022

David C. Burdakin
MIP-Cash		0	211,366	501,994
Restricted Stock Units	2/18/2016							3,881			172,006
Performance RSUs	2/18/2016				0	5,821	11,642				257,987

James L. Marvin
MIP-Cash		0	137,351	326,209
Restricted Stock Units	2/18/2016							2,256			99,986
Performance RSUs	2/18/2016				0	3,384	6,768				149,979

Mark K. Montague
MIP-Cash		0	159,617	379,090
Restricted Stock Units	2/18/2016							2,076			92,008
Performance RSUs	2/18/2016				0	3,114	6,228				138,012

(1)	The amounts shown in column (i) reflect the number of restricted stock units subject to time-based vesting requirements granted to each of our named executive officers in 2016 pursuant to our Incentive Compensation Plan.
(2)	The amounts in column (l) reflect the full grant date fair value of awards of restricted stock units to our named executive officers pursuant to our Incentive Compensation Plan in 2016. Assumptions used in the calculation of these amounts are described in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2017.
(3)	The amount listed in column (l) for “Performance RSUs” represents the full grant date fair value of restricted stock units subject to performance-based conditions based on the probable outcome of the performance conditions as of the grant date. The probable outcome for the 2016 performance-based awards was estimated at the target payout level, or 100%.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas A. Giacomini	0	0	0	-	-	121,773	10,466,389	141,936	12,199,399
Brian A. Deck	0	0	0	-	-	42,089	3,617,550	32,100	2,758,995
Steven R. Smith	0	0	0	-	-	42,234	3,630,012	29,322	2,520,226
David C. Burdakin	0	0	0	-	-	36,454	3,133,221	26,542	2,281,285
James L. Marvin	0	0	0	-	-	11,278	969,344	13,698	1,177,343
Mark K. Montague	0	0	0	-	-	15,769	1,355,346	14,198	1,220,318

(1)	The outstanding restricted stock unit awards presented in column (g) above include time-based and earned performance-based restricted stock units that remain subject to service-based vesting conditions. These awards are scheduled to vest on the vesting dates indicated below.

Vesting Date	Thomas A. Giacomini	Brian A. Deck	Steven R. Smith	David C. Burdakin	James L. Marvin	Mark K. Montague
January 3, 2017	84,086	23,878	23,648	22,598	6,712	11,036
November 21, 2017			8,812
April 2, 2018	19,636	6,006	5,487	4,967	2,310	2,657
December 3, 2018		7,512		5,008
April 1, 2019	18,051	4,693	4,287	3,881	2,256	2,076
Total	121,773	42,089	42,234	36,454	11,278	15,769

(2)	The market value of earned and unvested restricted stock units is calculated using a price of $85.95 per share, based on the closing price of our Common Stock on December 30, 2016.
(3)	The outstanding restricted stock unit awards presented in column (i) above are unearned performance-based restricted stock units granted in 2015 and 2016 for the three-year performance periods ending December 31, 2017 and December 31, 2018, respectively. These performance-based restricted stock units vest if we meet certain EPS and ROIC targets during the applicable three-year performance period. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” The shares reported in column (i) of this table are based on achieving the “maximum” level of performance for each of the 2015 and 2016 performance-based restricted stock unit awards, because our financial performance through December 31, 2016 indicated performance between the target and maximum levels. The table below sets forth the maximum number of shares that would vest, if the maximum performance conditions are satisfied, on the vesting dates indicated below.

Vesting Date	Thomas A. Giacomini	Brian A. Deck	Steven R. Smith	David C. Burdakin	James L. Marvin	Mark K. Montague
April 2, 2018	87,784	18,020	16,460	14,900	6,930	7,970
April 1, 2019	54,152	14,080	12,862	11,642	6,768	6,228
Total	141,936	32,100	29,322	26,542	13,698	14,198

(4)	The market value of unearned and unvested performance-based restricted stock units is calculated using the maximum payout level and a price of $85.95 per share, based on the closing price of our Common Stock on December 30, 2016.

Option Exercises and Stock Vested Table

The following table displays amounts received as a result of restricted stock units vesting during 2016. Messrs. Giacomini, Deck and Burdakin did not have any restricted stock units vest during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Steven R. Smith			9,811	$469,653
James L. Marvin			2,280	$109,144
Mark K. Montague			5,494	$262,998

Pension Benefits Table

Three of our named executive officers have a pension benefit with the Company. The table below shows the present value of accumulated benefits payable to each of the participating named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the participating named executive officers under the pension plans include years of service with our predecessor. The Pension Plan values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan values are the present value at December 31, 2016 of the lump sum payable at the first retirement date for unreduced benefits. Effective December 31, 2009, we froze benefits under the U.S. Pension Plan and the Non-Qualified Pension Plan. For an explanation of the impact on these plans, see “Compensation Discussion and Analysis —Pension Plans” above.

Name	Plan Name	Number of Years Credited Service as of 12/31/2016 (#)	Present Value of Accumulated Benefit as of 12/31/2016 ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Steven R. Smith	Pension Plan	21.00	685,834	0
	Non-Qualified Pension Plan	21.00	431,919	0
James L. Marvin	Pension Plan	6.75	217,073	0
	Non-Qualified Pension Plan	6.75	85,577	0
Mark K. Montague	Pension Plan	1.42	78,083	0
	Non-Qualified Pension Plan	1.42	38,297	0

(1)	Amounts reported reflect the present value, expressed as a lump sum as of December 31, 2016, of each of the named executive officer’s benefits under the U.S. Pension Plan and the Non-Qualified Pension Plan, respectively. Amounts reported are calculated using the assumptions applied in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed on February 28, 2017 with the Securities and Exchange Commission.

Pension Benefit Formula

Our Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings through the pension freeze date of December 31, 2009 are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

•

the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus (2) 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

•	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. All of the participating named executive officers are currently vested in their accrued benefits under our Pension Plan. Eligibility under the Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. When we were established as a separate company from FMC Technologies, Inc. in July 2008, our employees who were formerly employed by FMC Technologies, Inc. received the benefit for years of credited service under FMC Technologies Inc.’s defined pension benefit plan. Our employees who were also formerly employed by FMC Corporation, FMC Technologies, Inc.’s predecessor, received the benefit for years of credited service under FMC Corporation’s defined pension benefit plan when FMC Technologies, Inc. was established as a separate company by FMC Corporation. Mr. Marvin was a former employee of FMC Technologies, Inc., and Mr. Smith was a former employee of both predecessor companies.

Early Retirement

All participants in our Pension Plan who were hired on or after January 1, 1984 (by either of our predecessors or by us) are eligible for early retirement on or after age 55 with ten years of service.

A participant in the Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/ 3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the Pension Plan whose employment terminates prior to their “early retirement date” is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by 1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The Pension Plan also provides a 75% joint and survivor option as required by the Pension Protection Act of 2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the Pension Plan for our named executive officers include the base salary and annual non-equity incentive compensation paid by us or our predecessor companies to the executives for each plan year in which they were eligible to participate in the Pension Plan or its predecessor plans through December 31, 2009, the date upon which the U.S. Pension Plan was frozen.

Non-Qualified Pension Plan

We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the Pension Plan for (1) limitations due to the Internal Revenue Service maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the Pension Plan. Accrued benefits under the Non-Qualified Pension Plan may be distributed as either a lump sum payment or in monthly payments over a five-year period. Lump sum distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years. The Non-Qualified Pension Plan was also frozen as to future benefit accruals effective December 31, 2009.

Non-Qualified Deferred Compensation Table

The contributions made by our named executive officers to the Non-Qualified Savings Plan in 2016, together with matching contributions or other allocations to the Non-Qualified Savings Plan, earnings made on plan balances, any withdrawals or distributions, and the year-end balances in each of these plans were as follows.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)(3)	Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)
Thomas W. Giacomini	1,473,322	136,759	223,412	0	2,678,376
Brian A. Deck	36,446	39,469	11,812	0	162,349
Steven R. Smith	8,412	38,895	17,814	0	391,159
David C. Burdakin	203,877	37,160	30,116	0	471,252
Mark K. Montague	6,469	18,520	11,711	0	214,112
James L. Marvin	3,052	25,777	4,157	0	59,699

(1)	All of the named executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the named executive officers in the Summary Compensation Table above.
(2)	All of the contributions made by us for our named executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table above. Amounts included in column (c) do not include contributions to the Qualified Savings Plan.
(3)	Amounts included in column (c) include discretionary matching contributions based on 2016 performance and posted to participants accounts in 2017. That amount was $15,195 for Mr. Giacomini, $4,385 for Mr. Deck, $4,322 for Mr. Smith, $4,129 for Mr. Burdakin, $2,058 for Mr. Marvin, and $2,864 for Mr. Montague.
(4)	Aggregate earnings represent an increase (decrease) in the value of investments in each of the named executive officers’ plans during the fiscal year ended December 31, 2016.
(5)	The portion of the Aggregate Balance at Last Fiscal Year End reported as compensation in the Summary Compensation Table in our Proxy Statement for fiscal years ended prior to the year ended December 31, 2016 was $653,094 for Mr. Giacomini, $80,292 for Mr. Deck, $91,485 for Mr. Smith, $204,760 for Mr. Burdakin, $0 for Mr. Marvin, and $51,682 for Mr. Montague.

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers, may defer between 1% and 100% of base salary and annual non-equity incentive compensation. Deferral elections for our Non-Qualified Savings Plan are made by eligible employees in November or December of each year for base salary and annual non-equity incentive compensation amounts earned in the following year. The investment options for our Non-Qualified Savings Plan are publicly traded mutual funds. We make matching contributions in the same investment allocations that the participant selects for his or her contributions to our Non-Qualified Savings Plan.

The Non-Qualified Savings Plan provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive compensation. The Non-Qualified Savings Plan provides for a match of 100% of the first 6% of each employee’s deferrals to the Non-Qualified Savings Plan, and a 6% company contribution for all Excess Income. In addition the Non-Qualified Savings Plan provides for an additional discretionary matching contribution of between 0% and 2% of the employee’s deferrals and Excess Income depending upon the Company’s achievement of pre-determined financial performance targets. For 2016, each participant making deferrals to the Non-Qualified Savings Plan received an additional discretionary matching contribution of 0.75% of the participant’s deferrals and Excess Income as a result of our performance in 2016. Employees who are otherwise eligible to participate in the Non-Qualified Savings Plan but do not elect to defer any of their base pay or non-equity compensation will receive a non-elective contribution of 3% for compensation in excess of the Internal Revenue Code Section 401(a)(17) limit. Participants are vested on a three-year graded vesting schedule for company contributions. Accrued benefits under the Non-Qualified Savings Plan may be distributed as either a lump sum payment or in annual, quarterly or monthly payments over a five-year period. Distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Potential Payments Upon Termination

The compensation benefits that are payable to each of our named executive officers in the event of a voluntary termination will be the same as those available to all of our other salaried employees. In the event of the disability, retirement, involuntary not-for-cause termination or a change-in-control, our named executive officers will receive additional compensation benefits as described below. In the event of the death of a named executive officer, such officer’s estate will be entitled to receive the benefits described below. Termination payments and change-in-control payments will be mutually exclusive and our named executive officers will not be entitled to receive both forms of payments under any circumstances.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. The performance-based cash awards under the LTIP will be paid in the form of a check or other cash instrument within 70 days. This same death or disability benefit will exist for any of our employees who hold an unvested LTIP award at the time of their death or disability. In the event of the retirement of any of our named executive officers after reaching the age of 62, all outstanding LTIP awards under the LTIP will be retained and will vest in accordance with their pre-retirement normal vesting schedule. If any of our named executive officers chose to retire as of the last day of our 2016 fiscal year, the effect of that retirement would be the same as if the named executive officer had resigned because none of the named executive officers were eligible for retirement on December 31, 2016, and the named executive officer would forfeit all unvested LTIP awards, except for the restricted stock units awarded to Mr. Montague in 2016. The following table assumes that each of our named executive officers was retirement-eligible as of the end of our 2016 fiscal year, and shows the value to each of our named executive officers should any of these events have occurred on December 31, 2016 under our plans, policies and agreements.

Executive Benefits and Payments in the Event of

Death, Disability or Retirement on December 31, 2016

	Long-Term Incentive Compensation
Name	Unearned Performance-Based Restricted Stock Units That Have Not Vested (1) ($)	Performance-Based Restricted Stock Units That Have Not Vested (2) ($)	Time-Based Restricted Stock Units ($)	Total (3) ($)
Thomas A. Giacomini	6,099,700	6,087,237	4,379,153	16,566,089
Brian A. Deck	1,379,498	1,728,626	1,888,923	4,997,047
Steven R. Smith	1,260,113	1,711,952	1,918,060	4,890,125
David C. Burdakin	1,140,642	1,635,972	1,497,249	4,273,864
James L. Marvin	588,672	485,875	483,469	1,558,016
Mark K. Montague (5)	610,159	798,905	556,440	1,965,505

(1)	The performance period for units granted in 2015 and 2016 will not end until December 31, 2017 and December 31, 2018, respectively. This column shows the market value of unearned, unvested at-risk performance-based restricted stock units granted in 2015 and 2016 at the target payout level using the closing price of our common stock on December 31, 2016.
(2)	Reflects the value of earned and unvested performance-based restricted stock units granted in 2014 at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table” using the closing price of our common stock on December 31, 2016.
(3)	Retirement will not result in accelerated vesting. In the event of an eligible retirement at age 62, all unvested LTIP awards described in the table above may be retained and will vest on their normal vesting date, and, in the case of performance-based awards, subject to the achievement of the performance conditions. The value of such awards on the vesting date will depend on the market price on that date and the extent to which the performance conditions are met. A portion of the total value of the long-term incentive compensation shown above resulting from accelerated vesting upon death or disability on December 31, 2016 would have vested without accelerating on January 3, 2017, the awards’ normal vesting date, pursuant to the terms of these awards which were granted to each of the named executive officers. That portion of the value is for Mr. Giacomini, $7,227,192; Mr. Deck, $2,052,314; Mr. Smith, $2,032,546; Mr. Burdakin, $1,942,298; Mr. Marvin, $576,896, and Mr. Montague, $948,544.
(4)	Mr. Montague’s retirement on February 28, 2017 qualified as a retirement for purposes of his restricted stock unit awards that were granted in 2016. However, his restricted stock unit awards that were granted in 2015 were forfeited when he retired. That portion of the total value of the long-term compensation shown above as of December 31, 2016 was $570,880.

Payments Made in an Involuntary Termination

Our named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis — General Executive Severance Benefits” above in the event they lose their job involuntarily, other than for cause or as a result of a change-in-control. The benefits under this plan include:

•	a severance payment equal to 15 months of base salary and target bonus (18 months in the case of Mr. Giacomini);

•	a pro-rata payment of annual target bonus at target levels for the calendar year in which the termination occurs;

•	a payment equal to 15 times the employer portion of the monthly premiums for medical and dental benefits;

•	reimbursement for outplacement assistance in an amount not exceeding $50,000; and

•

a single lump sum payment of $20,000 less any amounts that we previously reimbursed the named executive officer for financial planning and tax preparation assistance in the year in which the termination of employment occurs.

Benefits under our executive severance plan will be contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants. An executive will cease to participate in the executive severance plan upon the occurrence of certain disqualifying events or the violation of the provisions contained in the separation agreement.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination occurred on December 31, 2016, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to our named executive officers in the event of such a termination under our executive severance plan. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their current salaries and benefits at such time.

Executive Benefits and Payments for

Involuntary Termination Occurring on December 31, 2016

	Compensation($)		Benefits and Perquisites($)
Name	Severance Payment	Pro-Rated Target Annual Non-Equity Incentive	Medical and Dental Benefits (1)	Financial Planning and Tax Preparation Assistance	Outplacement Services	Total($)
Thomas W. Giacomini	2,400,000	791,063	12,128	0	50,000	3,253,191
Brian A. Deck	810,148	252,864	19,119	11,340	50,000	1,143,471
Steven R. Smith	813,062	241,015	19,119	4,050	50,000	1,127,246
David C. Burdakin	748,251	211,366	12,887	0	50,000	1,022,504
James L. Marvin	562,419	137,351	19,119	20,000	50,000	788,889
Mark K. Montague	642,901	159,617	13,142	0	50,000	865,660

(1)	Assumes no change in current premium cost paid by the Company and such named executive for medical and dental benefits.

In the event of an involuntary termination in the absence of a change in control, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2016, see the Outstanding Equity Awards at Fiscal Year-End Table above.

Potential Payments Upon Change-in-Control

We entered into “double-trigger” executive severance agreements with each of our named executive officers pursuant to which, in the event of both a qualifying change-in-control and any of (1) an involuntary termination of employment for reasons other than cause, disability or death within 24 months after the change in control, (2) a voluntary termination of employment for good reason within 24 months after the change in control or (3) our breach of any material provision of the underlying agreement, each of our named executive officers will be entitled to receive such executive’s accrued salary and vacation, certain expense reimbursements and certain other severance benefits described in the executive severance agreements. The severance benefits include a multiple of two times their annual base salary (three times for Mr. Giacomini) and the same multiple of the executive’s annual target non-equity incentive compensation.

The cash portion of the severance benefits will generally be required to be paid in a single lump sum payment no later than 30 days after the date of termination, subject to certain delayed payment exceptions that may apply under certain circumstances pursuant to requirements imposed by Section 409A of the Internal Revenue Code.

Our named executive officers will not be obligated to seek other employment in mitigation of amounts payable under the executive severance agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the executive severance agreements provided the executive’s employment does not violate any non-compete obligation under the executive severance agreement.

Our named executive officers who receive severance benefits under executive severance agreements will not be entitled to receive additional severance benefits under our general executive severance plan described above under “Potential Payments Made Upon Termination — Payments Made in an Involuntary Termination.”

As described above, a qualifying change in control is required as one of the two triggers resulting in payment of severance benefits. A qualifying change in control is defined in the executive severance agreements to include:

•	any person or group becomes the owner of more than 50% of the fair market value or voting power of our stock,

•

either (i) any person or group acquires ownership of more than 30% of the voting power of our stock in any twelve-month period or (ii) a change in the majority of our Board of Directors during any twelve-month period (excluding changes endorsed by a majority of the members of our Board of Directors prior to such change), except in each case to the extent that at such time there is another person or group that owns a majority of our stock, and

•

any person or group acquires more than 40% of the fair market value of our assets during any twelve-month period, except to the extent the assets are transferred to (i) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by our company, (iii) a person or certain groups of persons that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock or (iv) an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding paragraph.

A named executive officer’s voluntary termination will be considered to be for good reason for purposes of the executive severance agreements if, without the executive’s express written consent, there is any (1) material reduction or alteration in the executive’s duties or any assignment that is materially inconsistent with such executive’s duties, (2) meaningful change in the executive’s work location, (3) material reduction in the executive’s base salary, (4) material reduction in the executive’s level of participation in our compensation, benefit or retirement plans, policies, practices or arrangements or (5) failure of the successor in a change in control to assume our obligations under the executive severance agreement.

If payments of any amount to a named executive office under an executive severance agreement would be subject to an excise tax under the Internal Revenue Code, the amount of payments generally will be reduced to the maximum amount that may be paid without triggering an excise tax payment. No such reduction will be made, however, if the net after-tax benefit that a named executive officer would otherwise receive in the absence of such a reduction would exceed the net after-tax benefit the executive would receive after making such a reduction.

Under the terms of the grant agreements pursuant to which such awards were issued, in the event of a change of control, all outstanding LTIP awards granted prior to 2015 will vest immediately and will be paid at 100% of the target award. The performance-based cash awards under the LTIP will be paid in the form of a check or other cash instrument within 70 days. Beginning with LTIP awards made in 2015, unvested restricted stock units will vest after the occurrence of a change-in-control only if outstanding LTIP awards are not assumed by the successor on the effective date of such transaction, the executive officer’s position is terminated within a period of twenty-four months, or the executive voluntarily resigns due to significant change in responsibilities, salary, or location within a period of twenty-four months. Outstanding performance-based LTIP awards that vest under these circumstances prior to the completion of the performance period will vest immediately and will be paid at 100% of the target award.

The amounts shown in the table below are calculated using the assumption that payments described above were triggered based on a change-in-control and qualifying termination as of December 31, 2016, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid to our named executive officers in the event of such a qualifying termination under the executive severance agreements. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their salaries, incentives and other benefits at that time.

Executive Benefits and Payments for

Change-in-Control Termination Occurring on December 31, 2016

	Compensation($)							Benefits and Perquisites ($)
Name	Base Salary Multiple (1)	Annual Cash Bonus Multiple	Pro- Rated Target Annual Non-Equity Incentive	LTIP Unearned Performance- Based Restricted Stock Units That Have Not Vested (2)	LTIP Performance- Based Restricted Stock Units That Have Not Vested (3)(4)	LTIP Time- Based Restricted Stock Units(4)	Value of additional Year of Vesting Service in Non- Qualified Retirement Plan	Health & Welfare Benefits (5)	Out- placement Services	Excise Tax Cutback	Total($)
Thomas W. Giacomini	2,400,000	2,373,189	791,063	6,099,700	6,087,237	4,379,153	0	20,610	50,000	(3,149,846)	19,051,106

Brian A. Deck	785,598	505,728	252,864	1,379,498	1,728,626	1,888,923	24,616	26,292	50,000	0	6,642,145

Steven R. Smith	813,062	482,030	241,015	1,260,113	1,711,952	1,918,060	0	24,792	50,000	(497,075)	6,003,949

David C. Burdakin	772,388	422,732	211,366	1,140,642	1,635,972	1,497,249	0	18,574	50,000	0	5,748,923

James L. Marvin	620,600	274,702	137,351	588,672	485,875	483,469	0	25,100	50,000	(494,442)	2,171,327

Mark K. Montague	709,408	319,234	159,617	610,159	798,905	556,440	0	18,561	50,000	0	3,222,325

(1)	The base salary and annual cash bonus multiples reflect the terms of these officers’ change-in-control agreements as of December 31, 2016.
(2)	Reflects the market value of unearned and unvested performance-based restricted stock units granted in 2015 and 2016 at the target payout level using the closing price of our common stock on December 31, 2016.
(3)	Reflects the value of performance-based restricted stock units granted in 2014 at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table” using the closing price of our common stock on December 31, 2016.
(4)	A portion of the total value of the long-term incentive compensation shown above resulting from accelerated vesting upon a change in control taking place on December 31, 2016 would have vested without accelerating on January 3, 2017, the awards’ normal vesting date, pursuant to the terms of these awards which were granted to each of the named executive officers. That portion of the value is for Mr. Giacomini, $7,227,192; Mr. Deck, $2,052,314; Mr. Smith, $2,032,546; Mr. Burdakin, $1,942,298; Mr. Marvin, $576,896, and Mr. Montague, $948,544.
(5)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

Securities Authorized for Issuance Under Equity Compensation Plans Table

The following table provides information on our compensation plan under which equity securities are authorized for issuance as of December 31, 2016. The table does not include the additional 1,000,000 shares proposed to be authorized under the new 2017 Incentive Compensation Plan. See “Proposal 2 – Approval of the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan.”

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders: (1)
Restricted Stock Units	1,138,736	N/A	270,448
Subtotal	1,138,736		270,448
Equity compensation plans not approved by security holders:		N/A

Total	1,138,736		270,448

(1)	The 2008 Incentive Compensation Plan provides for awards of common stock, stock options, stock appreciation rights, restricted stock and restricted stock units (collectively, “awards”) to our officers, employees, directors and consultants. The 2008 Incentive Compensation Plan provides for a maximum of 3,700,000 common shares to be issued as awards, subject to adjustment as provided under the terms of the plan.
(2)	This column includes unvested performance-based restricted stock units at a maximum payout level of 425,186 shares. If our actual performance falls below the maximum level, fewer shares will be issued. The target payout level of these performance-based restricted stock units is 212,593 shares. For financial statement reporting purposes, we estimated, based on actual results and forecasted results for the remainder of the applicable performance periods, that 352,463 shares subject to performance conditions are expected to vest, and, as a result, an aggregate of 1,066,207 shares of common stock would be issued upon vesting of all time-based and performance-based restricted stock unit awards outstanding at December 31, 2016. Please see Note 10, “Stock Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information about the 2008 Incentive Compensation and Stock Plan.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee has:

•

Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm;

•

Reviewed related matters and disclosure items, including the Company’s earnings releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;

•	Discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and

•

Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence and related matters.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The preceding report has been furnished by the following members of the Audit Committee:

Alan D. Feldman, Chairman

C. Maury Devine

James E. Goodwin

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of our officers and directors. Based on a review of forms filed and information provided by our officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2016.

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our principal executive and financial officers, our directors and our employees generally, may be found on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print (without charge) to any stockholder upon request. A request should be directed to John Bean Technologies Corporation at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Vice President of Internal Audit and the chair of the Audit Committee.

Proposals for the 2018 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2018 Annual Meeting. To be included in the proxy statement and form of proxy for the 2018 Annual Meeting, stockholder proposals must be received not later than November 30, 2017, at our principal executive offices at John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2018 Annual Meeting, we must receive notice at our principal executive offices no later than February 11, 2018. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to John Bean Technologies Corporation, c/o the Executive Vice President, General Counsel and Secretary at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602.

Expenses Relating to the Proxy Solicitation

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by our Company. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to aid in the solicitation. For these and other related advisory services, we will pay Morrow Sodali LLC a fee of $5,500 and reimburse it for certain out of pocket costs. In addition, our officers, directors and employees may solicit proxies by telephone or in person without additional compensation for those activities. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and our transfer agent and its affiliates for reasonable out-of-pocket expenses in forwarding such materials to beneficial owners and obtaining the proxies of such owners.

James L. Marvin

Executive Vice President, General

Counsel and Secretary

APPENDIX A

John Bean Technologies Corporation

2017 Incentive Compensation and Stock Plan

SECTION 1

PURPOSE

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants of the Company and its Affiliates.

SECTION 2

DEFINITIONS

2.1         General. For purposes of the Plan, the following terms are defined as set forth below:

(a)         “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation, any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(b)         “Award” means a Management Incentive Award, Stock Option, Stock Appreciation Right, Performance Unit, Stock Unit, Restricted Stock or other award authorized under the Plan.

(c)         “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Awards are to be earned.

(d)         “Board” means the Board of Directors of the Company.

(e)         “Business Unit” means a unit of the business of the Company or its Affiliates as determined by the Committee and the CEO.

(f)         “Cause” means (1) “Cause” as defined in any Individual Agreement to which the Eligible Individual is a party, or (2) if there is no such Individual Agreement, or, if it does not define “Cause”: (A) the Eligible Individual having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law; (B) the willful and continued failure on the part of the Eligible Individual to substantially perform his or her employment duties in any material respect (other than such failure resulting from Disability), after a written demand for substantial performance is delivered to the Eligible Individual that specifically identifies the manner in which the Company believes the Eligible Individual has failed to perform his or her duties, and after the Eligible Individual has failed to resume substantial performance of his or her duties within thirty (30) days of such demand; or (C) willful and deliberate conduct on the part of the Eligible Individual that is materially injurious to the Company or an Affiliate; or (D) such other events as will be determined by the Committee. The Committee will, unless otherwise provided in an Individual Agreement with the Eligible Individual, determine whether “Cause” exists.

(g)         “CEO” means the Company’s chief executive officer.

(h)         “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 14.2 and 14.3, respectively.

(i)         “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j)         “Committee” means the Compensation Committee of the Board, or such other committee as the Board may from time to time designate.

(k)         “Common Stock” means (1) the common stock of the Company, par value $.01 per share, subject to adjustment as provided in Section 4.1; or (2) if there is a merger or consolidation and the Company is not the surviving corporation, the capital stock of the surviving corporation given in exchange for such common stock of the Company.

(l)         “Company” means John Bean Technologies Corporation, a Delaware corporation.

(m)         “Covered Employee” means an Eligible Individual who has received a Management Incentive Award, Restricted Stock, Performance Units, Stock Units or Restricted Stock Units, who has been designated as such by the Committee and who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Management Incentive Award, Restricted Stock or Performance Units are expected to be taxable to such Eligible Individual.

(n)         “Disability” means a disability as provided in Sections 409A(a)(2)(A)(ii) and 409A(a)(2)(C) of the Code and Treas. Reg. Section 1.409A-3(a)(2).

(o)         “Dividend Equivalent Rights” means the right to receive cash, a Stock Option, Restricted Stock, Performance Unit, Stock Unit or Restricted Stock Unit as determined by the Committee, in an amount equal to any dividends that would have been paid on a Stock Option, Restricted Stock, Performance Unit, Stock Unit or Restricted Stock Unit as applicable, with Dividend Equivalent Rights if such Stock Option, Restricted Stock, Performance Unit, Stock Unit or Restricted Stock Unit as applicable, was a share of Common Stock held by the Eligible Individual on the exercise or vesting date of the related award. Dividend Equivalent Rights shall be payable only when and to the extent that the related Awards are exercised or vest and become payable. Such Dividend Equivalent Rights shall be converted to cash or additional shares of Common Stock as may be determined by the Committee at the time of exercise or vesting; provided, however, that the number of shares issued pursuant to any Award will always be a whole number. If a dividend is paid in cash and the Committee determines not to pay the Dividend Equivalent Rights in cash, the number of Stock Options, shares of Restricted Stock, Performance Unit, Stock Unit or Restricted Stock Unit into which a Dividend Equivalent Right will be converted will be calculated as of the exercise or vesting date, in accordance with the following formula:

(A x B)/C

in which “A” equals the number of Stock Options, shares of Restricted Stock, Performance Unit, Stock Unit or Restricted Stock Unit with Dividend Equivalent Rights held by the Eligible Individual on the exercise or vesting date, “B” equals the cash dividend per share and “C” equals the Fair Market Value per share of Common Stock on the exercise or vesting date. Unless otherwise determined by the Committee, if a dividend is paid in property other than cash and the Committee determines not to pay the Dividend Equivalent Rights in cash, the number of Stock Option, shares of Restricted Stock Performance Unit, Stock Unit or Restricted Stock Unit as applicable into which a Dividend Equivalent Right will be converted will be calculated, as of the exercise or vesting date, in accordance with the formula set forth above, except that “B” will equal the fair market value per share of the property which the Eligible Individual would have received if the Stock Option, share of Restricted Stock Performance Unit, Stock Unit or Restricted Stock Unit as applicable, with Dividend Equivalent Rights held by the Eligible Individual on the exercise or vesting date was a share of Common Stock.

(p)         “Effective Date” means [May 12, 2017].

(q)         “Eligible Individuals” means officers, employees, directors and consultants of the Company or any of its Affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from the Company or its Affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company or its Affiliates, as determined by the Committee.

(r)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s)         “Expiration Date” means the date on which an Award becomes unexercisable and/or not payable by reason of lapse of time or otherwise as provided in Section 6.2.

(t)         “Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing price for the shares on the New York Stock Exchange for the specified date (as of 4 p.m. Eastern Standard Time or Eastern Daylight Savings Time, whichever is then in effect), or, if the shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the shares were traded, all as reported by such source as the Committee may select.

(u)         “Good Reason” means, without the Eligible Individual’s express written consent, the occurrence of any one or more of the following:

(i)         The assignment of the Eligible Individual to duties materially inconsistent with the Eligible Individual’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as an employee of the Company (including, without limitation, any material change in duties or status as a result of the stock of the Company ceasing to be publicly traded or of the Company becoming a subsidiary of another entity, or any material change in the Eligible Individual’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a material reduction or alteration in the nature or status of the Eligible Individual’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the Grant Date; (ii) those in effect during the fiscal year immediately preceding the year of a Change in Control; and (iii) those in effect immediately preceding a Change in Control;

(ii)         The Company’s requiring the Eligible Individual to be based at a location which is at least fifty (50) miles further from the Eligible Individual’s then current primary residence than is such residence from the office where the Eligible Individual is located at the time of a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Individual’s business obligations as of the Grant Date or as the same may be changed from time to time prior to a Change in Control; or

(iii)         A material reduction by the Company in the Eligible Individual’s base salary as in effect on the Grant Date or as the same may be increased from time to time.

The existence of Good Reason will not be affected by the Eligible Individual’s temporary incapacity due to physical or mental illness not constituting a Disability. The Eligible Individual’s continued employment will not constitute a waiver of the Eligible Individual’s rights with respect to any circumstance constituting Good Reason. Notwithstanding the above to the contrary, “Good Reason” for the Eligible Individual’s separation from service will exist only if (i) the Eligible Individual provides written notice to the Company within ninety (90) days of the occurrence of any of the above listed events, (ii) the Company fails to cure the event within thirty (30) days following the Company’s receipt of the Eligible Individual’s written notice, and (iii) the Eligible Individual separates from service with the Company effective not later than sixty (60) days after the end of the Company’s cure period.

(v)         “Grant Date” means the date designated by the Committee as the date of grant of an Award.

(w)         “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

(x)         “Individual Agreement” means a severance, employment, consulting or similar agreement between an Eligible Individual and the Company or one of its Affiliates.

(y)         “Management Incentive Award” means an Award of cash, Common Stock, Restricted Stock or a combination of cash, Common Stock and Restricted Stock, as determined by the Committee.

(z)         “Non-Employee Director” means each director of the Company who is not otherwise an employee of the Company or its Affiliates.

(aa)       “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(bb)       “Notice” means the written evidence of an Award granted under the Plan in such form as the Committee will from time to time determine.

(cc)       “Performance Goals” means the performance goals established by the Committee in connection with the grant of Management Incentive Awards, Restricted Stock, Performance Units, Stock Units or

Restricted Stock Units as set forth in the Notice. In the case of Qualified Performance-Based Awards, Performance Goals will be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as performance-based compensation shall be limited to one or more of the following performance measures: net revenue; net earnings (before or after taxes); operating earnings or income; absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, net contribution, equity, sales, or revenue); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); net operating profits; earnings before or after taxes, interest, depreciation, and/or amortization; earning as a percentage of sales; earnings growth before or after taxes, interest, depreciation, and/or amortization; gross, operating, or net margins; revenue growth; book value per share; stock price (including, but not limited to, growth measures and total shareholder return); economic value added; customer satisfaction; market share; working capital; productivity ratios; operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction, operating efficiency, and employee satisfaction); and performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures. The Committee may provide in any Award intended to be Qualified Performance-Based Compensation that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) restructurings, discontinued operations, foreign currency translation, acquisitions and dispositions and mark-to-market accounting, (b) charges relating to impairment and other unusual or nonrecurring charges (which includes gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225) and (c) a change in tax law or accounting standards, practices or policies. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Award as Performance-Based Compensation.

(dd)       “Performance Units” means an Award granted under Section 12.

(ee)       “Plan” means the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan, as set forth herein and as hereinafter amended from time to time.

(ff)       “Prior Plan” means the John Bean Technologies Corporation Incentive Compensation and Stock Plan dated as of July 31, 2008, as amended.

(gg)       “Qualified Performance-Based Award” means a Management Incentive Award, an Award of Restricted Stock, an Award of Performance Units, an Award of Stock Units or an Award of Restricted Stock Units designated as such by the Committee, based upon a determination that (1) the recipient is or may be a Covered Employee; and (2) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

(hh)       “Restricted Stock” means an Award granted under Section 11.

(ii)         “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(jj)         “Separation from Service” means the cessation of a Non-Employee Director’s service on the Board. Temporary absences from service on the Board for a period not to exceed six (6) consecutive months because of illness, vacation or leave of absence will not be considered a Separation from Service.

(kk)         “Stock Appreciation Right” means an Award granted under Section 10.

(ll)         “Stock Option” means an Award granted under Section 9.

(mm)     “Stock Units or Restricted Stock Units” means an Award granted under Section 12.

(nn)       “Termination of Employment” means the termination of the Eligible Individual’s employment with, or performance of services for, the Company and any of its Affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its

Affiliates will not be considered a Termination of Employment. Notwithstanding the preceding, a Termination of Employment shall occur only if such termination constitutes a “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

(oo)       “Vesting Date” means the date on which an Award becomes vested, and, if applicable, fully exercisable and/or payable by or to the Eligible Individual as provided in Section 6.3.

(pp)       “Years of Service” means the sum of (1) and (2), divided by 12, where (1) is the total number of calendar months during which an Eligible Individual is employed by the Company or an Affiliate, regardless of whether such months are consecutive, and (2) is the total number of calendar months during which an Eligible Individual was employed by an entity (i) that was acquired by the Company in either a stock or asset transaction or (ii) from which the Company previously spun-off, provided, in either case, (a) if such months are already counted under subsection (1), above, they shall not be counted again, and (b) in order for the months to be counted for purposes of subsection (2), the Eligible Individual had to have been an active employee with such entity immediately prior to the consummation of such corporate transaction. A partial month of employment counts as a whole month.

2.2         Other Definitions. In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 3

ADMINISTRATION

3.1         Committee Administration. The Committee is the administrator of the Plan. Among other things, the Committee has the authority, subject to the terms of the Plan:

(a)         To select the Eligible Individuals to whom Awards are granted;

(b)         To determine whether and to what extent Awards are granted;

(c)         To determine the amount of each Award;

(d)         To determine the terms and conditions of any Award, including, but not limited to, the option price, any vesting condition, restriction or limitation regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee will determine;

(e)         To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, to the extent that such modification, amendment, or adjustment does not conflict with Section 409A of the Code.

(f)         To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award will be deferred, to the extent that such deferral does not conflict with Section 409A of the Code and

(g)         To determine under what circumstances an Award may be settled in cash or Common Stock or a combination of cash and Common Stock.

The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan, to interpret the terms and provisions of the Plan, any Award, any Notice and any other agreement relating to any Award and to take any action it deems appropriate for the administration of the Plan.

3.2         Committee Action. The Committee may act only by a majority of its members then in office unless it allocates or delegates its authority to a Committee member or other person to act on its behalf. Except to the extent prohibited by applicable law or applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any other person or persons. Any such allocation or delegation may be revoked by the Committee at any time. Any determination made by the Committee or its delegate with respect to any Award will be made in the sole discretion of the Committee or such delegate. All decisions of the Committee or its delegate are final, conclusive and binding on all parties.

3.3.         Board Authority. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control. Notwithstanding anything herein to the contrary, the Board is the administrator Awards to Non-Employee Directors.

SECTION 4

SHARES

4.1         Shares Available For Issuance. The maximum number of shares of Common Stock that may be delivered to Eligible Individuals and their beneficiaries under the Plan will be: (i) 1,000,000, plus (ii) the number of shares of Common Stock that, on the Effective Date, are available to be granted under the Prior Plan but which are not then subject to outstanding awards under the Prior Plan, plus (iii) the number of shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date, which would thereafter be added back in accordance with the terms described in the third paragraph below, shall be added back to this Plan and shall become available for the issuance of Awards under this Plan. Upon the Effective Date, no further Awards will be issued under the Prior Plan; provided that all outstanding awards under the Prior Plan as of the Effective Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

No Award will be counted against the shares available for delivery under the Plan if the Award is payable to the Eligible Individual only in the form of cash, or if the Award is paid to the Eligible Individual in cash.

If any Award is canceled or forfeited, or is returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or if any Stock Appreciation Right is exercised for cash, the shares of Common Stock subject to such Awards will again be available for delivery in connection with Awards under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to an Eligible Individual because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Notwithstanding the foregoing and anything to the contrary contained herein, shares subject to an Award shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares used to satisfy the exercise price of a Stock Option or a Stock Appreciation Right, including shares used to effect a “net exercise,” in payment of a Stock Option or Stock Appreciation Right exercise price requirement, (b) shares withheld by or delivered to the Company to satisfy any tax withholding obligation in connection with a Stock Option or Stock Appreciation Right, (c) shares repurchased by the Company on the open market with the proceeds of the exercise price of a Stock Option, or (d) shares covered by a stock-settled Stock Appreciation right that were not issued upon the settlement of the Award.

In the event of any corporate event or transaction, (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee shall make such substitution or adjustments in the aggregate number, kind, and price of shares reserved for issuance under the Plan, and the maximum limitation upon any Awards to be granted to any Eligible Individual, in the number, kind and price of shares subject to outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it determines are required to accomplish the same; provided, however, that the number of shares subject to any Award will always be a whole number. Such adjusted price will be used to determine the amount payable in cash or shares, as applicable, by the Company upon the exercise of any Award. Any such adjustment to an Award shall be made to the extent that such adjustment does not conflict with Section 409A of the Code.

4.2         Individual Limits Other Than for Non-Employee Directors. No Eligible Individual (excluding Non-Employee Directors) may be granted Stock Options and Stock Appreciation Rights covering in excess of 400,000 shares of Common Stock in any calendar year. The maximum aggregate amount with respect to each Management Incentive Award, Award of Performance Units, Award of Restricted Stock, Award of Stock Units or Award of Restricted Stock Units that may be granted, or, that may vest, as applicable, in any calendar year for any individual Eligible Individual is 400,000 shares of Common Stock. Notwithstanding any provision contained herein to the contrary, with respect solely to Awards payable to Eligible Individuals only in the form of cash, the maximum aggregate amount of Awards to be settled only in cash that may be granted, or that may vest or become payable, as applicable, in any calendar year for any individual Eligible Individual under the Plan is $5,000,000. This cash limitation shall apply separately from the shares of Common Stock limitation under Plan.

4.3          Individual Limits, Non-Employee Director. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year (excluding Awards made at the election of the Non-Employee Director in lieu of all or a portion of annual and committee cash retainers) shall not exceed $360,000.

SECTION 5

ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). The maximum number of Shares of the Share Authorization that may be issued pursuant to Incentive Stock Options under the Plan shall be 1,000,000.

SECTION 6

TERMS AND CONDITIONS OF AWARDS

6.1          General. Awards will be in the form and upon the terms and conditions as determined by the Committee, subject to the terms of the Plan. The Committee is authorized to grant Awards independent of, or in addition to other Awards granted under the Plan. The terms and conditions of each Award may vary from other Awards. Awards will be evidenced by Notices, the terms and conditions of which will be consistent with the terms of the Plan and will apply only to such Award.

6.2          Expiration Date. Unless otherwise provided in the Notice, the Expiration Date of an Award will be the earlier of the date that is ten (10) years after the Grant Date or the date of the Eligible Individual’s Termination of Employment.

6.3          Vesting. Each Award vests and becomes fully payable, exercisable and/or released of any restriction on the Vesting Date. The Vesting Date of each Award, as determined by the Committee, will be set forth in the Notice. Prior to the Vesting Date, an Award remains subject to a substantial risk of forfeiture. Notwithstanding any Plan provision to the contrary, Eligible Individuals who are granted Awards will be required to continue to provide services to the Company (or an Affiliate) for not less than one-year following the date of grant in order for any such Awards to fully or partially vest or be exercisable (other than in case of death, Disability or a Change in Control). Notwithstanding the foregoing, up to five percent of the available shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1 may provide for vesting of Awards, partially or in full, in less than one-year.

SECTION 7

QUALIFIED PERFORMANCE-BASED AWARDS

The Committee may designate a Management Incentive Award, or an Award of Restricted Stock or an Award of Performance Units or an Award of Stock Units or an Award or Restricted Stock Units as a Qualified Performance-Based Award, in which case, the Award is contingent upon the attainment of Performance Goals, and, as a result, remains subject to a substantial risk of forfeiture until the attainment of such Performance Goals. The Committee shall have no discretion to increase the amount payable pursuant to a Qualified Performance-Based Award beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The Committee shall, however, retain the discretion to decrease the amount payable pursuant to a

Qualified Performance-Based Awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

SECTION 8

MANAGEMENT INCENTIVE AWARDS

8.1         Management Incentive Awards. The Committee is authorized to grant Management Incentive Awards, subject to the terms of the Plan. Notices for Management Incentive Awards will indicate the Award Cycle, any applicable Performance Goals, any applicable designation of the Award as a Qualified Performance-Based Award and the form of payment of the Award.

8.2         Settlement. As soon as practicable after the later of the Vesting Date and the date any applicable Performance Goals are satisfied, but in any event within seventy (70) days following the later of such events, Management Incentive Awards will be paid to the Eligible Individual in cash, Common Stock, Restricted Stock or a combination of cash, Common Stock and Restricted Stock, as determined by the Committee. The number of shares of Common Stock payable under the stock portion of a Management Incentive Award will equal the amount of such portion of the award divided by the Fair Market Value of the Common Stock on the date of payment.

SECTION 9

STOCK OPTIONS

9.1         Stock Options. The Committee is authorized to grant Stock Options, including both Incentive Stock Options and Nonqualified Stock Options, subject to the terms of the Plan. Notices will indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, the option price, the term and the number of shares to which it pertains. To the extent that any Stock Option is not designated as an Incentive Stock Option, or, even if so designated does not qualify as an Incentive Stock Option on or subsequent to its Grant Date, it will constitute a Nonqualified Stock Option.

9.2         Option Price. The option price per share of Common Stock purchasable under a Stock Option will be determined by the Committee and will not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the Grant Date, except as provided under Section 4.1.

9.3         Incentive Stock Options. The terms of the Plan addressing Incentive Stock Options and each Incentive Stock Option will be interpreted in a manner consistent with Section 422 of the Code and all valid regulations issued thereunder.

9.4         Exercise. Stock Options will be exercisable at such time or times and subject to the terms and conditions set forth in the Notice. An Eligible Individual can exercise a Stock Option, in whole or in part, at any time on or after the Vesting Date and before the Expiration Date by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice will be accompanied by payment in full to the Company of the option price by certified or bank check or such other cash equivalent instrument as the Company may accept. If approved by the Committee, payment in full or in part may also be made in the form of Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option, based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised.

9.5         Settlement. As soon as practicable after the exercise of a Stock Option, the Company will deliver to or on behalf of the optionee certificates of Common Stock for the number of shares purchased. No shares of Common Stock will be issued until full payment therefor has been made. An optionee will have all of the rights of a stockholder of the Company holding Common Stock, including, but not limited to, the right to vote the shares and the right to receive dividends, when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 18. The Committee may give optionees Dividend Equivalent Rights, provided, if a Dividend Equivalent Right is granted, such grant cannot be conditioned on the grantee exercising the underlying option and shall be contingent upon the underlying Stock Option first satisfying the applicable vesting conditions.

9.6         Nontransferability. No Stock Option will be transferable by the optionee other than by will or by the laws of descent and distribution. All Stock Options will be exercisable, subject to the terms of the Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such Stock Option is transferred pursuant to this paragraph, it being understood that the term “holder” and “optionee” include such guardian, legal representative and other transferee. No Stock Option will be subject to execution, attachment or other similar process.

Notwithstanding anything herein to the contrary, the Committee may permit an Eligible Individual at any time prior to his or her death to assign all or any portion without consideration therefor of a Nonqualified Stock Option to:

(a)         The Eligible Individual’s spouse or lineal descendants;

(b)         The trustee of a trust for the primary benefit of the Eligible Individual and his or her spouse or lineal descendants, or any combination thereof;

(c)         A partnership of which the Eligible Individual, his or her spouse and/or lineal descendants are the only partners;

(d)         Custodianships under the Uniform Transfers to Minors Act or any other similar statute; or

(e)         Upon the termination of a trust by the custodian or trustee thereof, or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minor Act or any other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive the Nonqualified Stock Option held in trust, partnership or custody.

In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Eligible Individual’s rights with respect to the assigned portion of the Nonqualified Stock Option, and such portion will continue to be subject to all of the terms, conditions and restrictions applicable to the Nonqualified Stock Option.

9.7         Cashing Out. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Stock Option is being exercised on the effective date of such cash-out. In addition, notwithstanding any other provision of the Plan, the Committee, either on the Grant Date or thereafter, may give an Eligible Individual the right to voluntarily cash-out the Eligible Individual’s outstanding Stock Options during the seventy (70)-day period following a Change in Control. An Eligible Individual who has such a cash-out right and elects to cash-out Stock Options may do so during the seventy (70)-day period following a Change in Control by giving notice to the Company to elect to surrender all or part of the Stock Option to the Company and to receive cash, within thirty (30) days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election exceeds the exercise price per share of Common Stock under the Stock Option multiplied by the number of shares of Common Stock granted under the Stock Option as to which this cash-out right is exercised.

9.8.         Term of Options. Each Option granted to an Eligible Individual shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

SECTION 10

STOCK APPRECIATION RIGHTS

10.1         Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, subject to the terms of the Plan. Stock Appreciation Rights granted with a Nonqualified Stock Option may be granted either on or after the Grant Date. Stock Appreciation Rights granted with an Incentive Stock Option may be granted only on the Grant Date of such Stock Option. Notices of Stock Appreciation Rights granted with Stock Options may be incorporated into the Notice of the Stock Option. Notices of Stock Appreciation Rights will indicate whether the Stock Appreciation Right is independent of any Award or granted with a Stock Option, the price, the term, the method of exercise and the form of payment. The grant of a Stock Appreciation Right shall be at a price per share that is at least equal to the Fair Market Value of a share of Common Stock as of the Grant Date of such Appreciation Right.

10.2         Exercise. An Eligible Individual can exercise Stock Appreciation Rights, in whole or in part, at any time after the Vesting Date and before the Expiration Date, or, with respect to Stock Appreciation Rights granted in connection with any Stock Option, at such time or times and to the extent that the Stock Options to which they relate are exercisable, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised. A Stock Appreciation Right granted with a Stock Option may be exercised by an optionee by surrendering any applicable portion of the related Stock Option in accordance with procedures established by the Committee. To the extent provided by the Committee, Stock Options which have been so surrendered will no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

10.3         Settlement. As soon as practicable after the exercise of a Stock Appreciation Right, an optionee will be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Committee, in value equal to the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the Stock Appreciation Right price per share multiplied by the number of shares in respect of which the Stock Appreciation Right is being exercised. Upon the exercise of a Stock Appreciation Right granted with any Stock Option, the Stock Option or part thereof to which such Stock Appreciation Right is related will be deemed to have been exercised for the purpose of the limitation set forth in Section 4 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares delivered upon the exercise of the Stock Appreciation Right.

10.4         Nontransferability. Stock Appreciation Rights will be transferable only to the extent they are granted with any Stock Option, and only to permitted transferees of such underlying Stock Option in accordance with the nontransferability provisions of Section 9.6.

10.5         Term of Stock Appreciation Right. Each Stock Appreciation right granted to an Eligible Individual shall expire at such time as the Committee shall determine at the time of grant; however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary date of its grant.

SECTION 11

RESTRICTED STOCK

11.1         Restricted Stock. The Committee is authorized to grant Restricted Stock, subject to the terms of the Plan. Notices for Restricted Stock may be in the form of a Notice and book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock will be registered in the name of such Eligible Individual and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions, including, but not limited to, forfeiture of the 2017 John Bean Technologies Corporation Incentive Compensation and Stock Plan and a Restricted Stock Notice. Copies of such Plan and Notice are on file at the offices of John Bean Technologies Corporation.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon will have lapsed and that, as a condition of any Award of Restricted Stock, the Eligible Individual will have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award. The Notice or certificates will indicate any applicable Performance Goals, any applicable designation of the Restricted Stock as a Qualified Performance-Based Award and the form of payment.

11.2         Participant Rights. Subject to the terms of the Plan and the Notice or certificate of Restricted Stock, the Eligible Individual will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock until the later of the Vesting Date and the date any applicable Performance Goals are satisfied. Except as provided in the Plan and the Notice or certificate of the Restricted Stock, the Eligible Individual will have, with respect to the shares of Restricted Stock, Dividend Equivalent Rights, if so granted; provided that such Dividend Equivalent Rights shall be contingent upon the Restricted Stock first satisfying the applicable vesting conditions.

11.3         Settlement. As soon as practicable after the later of the Vesting Date and the date any applicable Performance Goals are satisfied and prior to the Expiration Date, unlegended certificates for such shares of Common Stock will be delivered to the Eligible Individual upon surrender of any legended certificates, if applicable.

SECTION 12

PERFORMANCE UNITS, STOCK UNITS OR RESTRICTED STOCK UNITS

12.1         Performance Units, Stock Units or Restricted Stock Units. The Committee is authorized to grant Performance Units, Stock Units or Restricted Stock Units, subject to the terms of the Plan. Notices of Performance Units will indicate any applicable Performance Goals, any applicable designation of the Award as a Qualified Performance-Based Award and the form of payment. Except as provided in the Plan, the Notice or otherwise, the Eligible Individual will be entitled to Dividend Equivalent Rights with respect to Performance Units, Stock Units or Restricted Stock Units; provided that any such Dividend Equivalent Rights may only be settled in cash with respect to Performance Units, Stock Units or Restricted Stock Units, and provided, further that such Dividend Equivalent Right shall be contingent upon the Performance Units, Stock Units or Restricted Stock Units first satisfying the applicable vesting conditions.

12.2         Settlement. Except as otherwise provided in the applicable Notice related to such Award, as soon as practicable after the later of the Vesting Date and the date any applicable Performance Goals are satisfied, but in any event within seventy (70) days following the later of such events, Performance Units, Stock Units or Restricted Stock Units will be paid in the manner as provided in the Notice. Payment of Performance Units, Stock Units or Restricted Stock Units will be made in an amount of cash equal to the Fair Market Value of one share of Common Stock multiplied by the number of Performance Units, Stock Units or Restricted Stock Units earned or, if applicable, in a number of shares of Common Stock equal to the number of Performance Units, Stock Units or Restricted Stock Units earned, each as determined by the Committee.

SECTION 13

OTHER AWARDS

The Committee is authorized to make, either alone or in conjunction with other Awards, Awards of cash or Common Stock and Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, convertible debentures.

SECTION 14

CHANGE IN CONTROL

14.1         Impact of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the effect of the Change in Control upon an outstanding Award shall be governed by the terms of the Notice. The Committee may also make additional substitutions, adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

14.2         Definition of Change in Control. For purposes of the Plan, a “Change in Control” means either a “Change in Ownership,” a “Change in Effective Control,” or a “Change in Ownership of a Substantial Portion of Assets,” as defined below:

“Change in Ownership”: A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

Persons Acting as a Group: Persons will not be considered to be acting as a group solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

“Change in Effective Control”: A Change in Effective Control of the Company occurs on the date that either –

(i)             Any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(ii)             a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A Change in Effective Control will have occurred only if the Covered Employee is employed by the Company or an Affiliate upon the date of the Change in Effective Control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company will not have occurred.

Acquisition of additional control: If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company).

“Change in Ownership of a Substantial Portion of Assets”: A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Transfers to a related person: There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to –

(i)             A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)             An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)             A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)             An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets of the Company.

14.3         Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (a) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange or other national exchange on which such shares are listed during the sixty (60)-day period prior to and including the date of a Change in Control; or (b) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price will be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration will be determined by the Committee.

SECTION 15

FORFEITURE OF AWARDS

Notwithstanding anything in the Plan to the contrary, the Committee may, in the event of serious misconduct by an Eligible Individual (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Affiliates, or any Termination of Employment for Cause), or any activity of an Eligible Individual in competition with the business of the Company or any Affiliate, (a) cancel any outstanding Award granted to such Eligible Individual, in whole or in part, whether or not vested , and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such Eligible Individual to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). In the event the Company’s financial statements are restated as a result of errors, omissions or fraud, the Committee may, in good faith and to the extent an Award exceeds what would otherwise have been awarded based on the restated financial results, (a) cancel any outstanding Award granted, in whole or in part, whether or not vested or deferred, to officers of the Company who are identified as being subject to Section 16 of the Securities and Exchange Act of 1934 (Section 16 Officers), and/or (b) if such restatement occurs after the exercise or payment of such Award, require such Section 16 Officer to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the Eligible Individual if necessary to satisfy the repayment obligation. The determination of whether an Eligible Individual has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Affiliate will be made by the Committee in good faith.

SECTION 16

AMENDMENT AND TERMINATION

The Committee may amend, alter, or discontinue the Plan or any Award, prospectively or retroactively, but no amendment, alteration or discontinuation may impair the rights of a recipient of any Award without the recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.

No amendment will be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules, or, to the extent such amendment increases the number of shares available for delivery under the Plan, or changes the option price after the Grant Date.

SECTION 17

UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitutes an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements will be consistent with the “unfunded” status of the Plan.

SECTION 18

GENERAL PLAN PROVISIONS

18.1         General Provisions. The Plan will be administered in accordance with the following provisions and any other rule, guideline and practice determined by the Committee:

(a)       Each person purchasing or receiving shares pursuant to an Award may be required to represent to and agree with the Company in writing that he or she is acquiring the shares without a view to the distribution of the shares.

(b)       The certificates for shares issued under an Award may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(c)       Notwithstanding any other provision of the Plan, any Award, any Notice or any other agreements made pursuant thereto, the Company is not required to issue or deliver any shares of Common Stock prior to fulfillment of all of the following conditions:

(i)         Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)         Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee deems necessary or advisable; and

(iii)         Obtaining any other consents, approval, or permit from any state or federal governmental agency which the Committee deems necessary or advisable.

(d)       The Company will not issue fractions of shares. Whenever, under the terms of the Plan, a fractional share would otherwise be required to be issued, the Eligible Individual will be paid at Fair Market Value for such fractional share by rounding down the number of shares received to the nearest whole number and paying in cash the value of the fractional share.

(e)       In the case of a grant of an Award to any Eligible Individual of an Affiliate of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

18.2         Employment. The Plan will not constitute a contract of employment, and adoption of the Plan will not confer upon any employee any right to continued employment, nor will it interfere in any way with the right of the Company or an Affiliate to terminate at any time the employment of any employee or the membership of any director on a board of directors or any consulting arrangement with any Eligible Individual.

18.3         Tax Withholding Obligations. No later than the date as of which an amount first becomes includible in the gross income of the Eligible Individual for federal income tax purposes with respect to any Award under the Plan, the Eligible Individual will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement and, if elected by the Company in its sole discretion, in an amount up to the maximum statutory tax rates. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes in an amount up to the maximum statutory tax rates from any payment otherwise due to the Eligible Individual. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

18.4         Beneficiaries. The Committee will establish such procedures as it deems appropriate for an Eligible Individual to designate a beneficiary to whom any amounts payable in the event of the Eligible Individual’s death are to be paid or by whom any rights of the Eligible Individual, after the Eligible Individual’s death, may be exercised.

18.5         Governing Law. The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Notwithstanding anything herein to the contrary, in the event an Award is granted to Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may modify the provisions of the Plan and/or any such Award as they pertain to such individual to comply with and account for the tax and accounting rules of the applicable foreign law so as to maintain the benefit intended to be provided to such Eligible Individual under the Award.

18.6         409A. The Plan is intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to an Eligible Individual, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

18.7         Nontransferability. Except as otherwise provided in Sections 9 and 10, or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

18.8.         Severability. Wherever possible, each provision of the Plan and of each Award and of each Notice will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of the Plan, any Award or any Notice is found to be prohibited by or invalid under applicable law, then (a) such provision will be deemed amended to and to have contained from the outset such language as will be necessary to accomplish the objectives of the provision as originally written to the fullest extent permitted by law; and (b) all other provisions of the Plan and any Award will remain in full force and effect.

18.9         Strict Construction. No rule of strict construction will be applied against the Company, the Committee or any other person in the interpretation of the terms of the Plan, any Award, any Notice, any other agreement or any rule or procedure established by the Committee.

18.10         Stockholder Rights. Except as otherwise provided herein, no Eligible Individual will have dividend, voting or other stockholder rights by reason of a grant of an Award or a settlement of an Award in cash.

18.11         Repricing Prohibited. Except as provided in Section 4.1, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price per share of Common Stock of a Stock Option or Stock Appreciation Right after it is granted, (b) cancel a Stock Option or Stock Appreciation Right when the exercise price per share of Common Stock exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 14, or (c) take any other action with respect to a Stock Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

18.12         Company Recoupment of Awards. An individual’s rights with respect to any Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with an individual, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

John Bean Technologies Corporation 70 West Madison Street Suite 4400 Chicago, Illinois 60602	Notice of Annual Meeting of Stockholders May 12, 2017 and Proxy Statement
John Bean Technologies Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 11, 2017.

Vote by Internet • Go to www.envisionreports.com/JBT • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees; FOR Proposals 2, 3 and 5; FOR a ONE YEAR frequency on Proposal 4.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain
	01 - Thomas W. Giacomini	☐	☐	☐	02 - Polly B. Kawalek	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Approve the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan.	1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain	3.	Approve on an advisory basis a non-binding resolution regarding the compensation of named executive officers.	☐	☐	☐
4.	Approve on an advisory basis the frequency of the advisory vote to approve named executive officers compensation.	☐	☐	☐	☐	5.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of

John Bean Technologies Corporation Stockholders

May 12, 2017, 9:30 AM Central Time

70 West Madison Street, Suite 450, Chicago, Illinois 60602

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — John Bean Technologies Corporation

Notice of 2017 Annual Meeting of Stockholders

70 West Madison Street, Suite 450, Chicago, Illinois 60602

Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2017

Thomas W. Giacomini, Brian A. Deck and James L. Marvin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of John Bean Technologies Corporation to be held on May 12, 2017 or at any postponement or adjournment thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing in the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting of Stockholders.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTORS, “FOR” PROPOSALS 2, 3 AND 5, “FOR” ONE YEAR FREQUENCY FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

(Items to be voted appear on reverse side.)